Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 3, 2012

among

HUMANA INC.,

MINER ACQUISITION SUBSIDIARY, INC.

and

METROPOLITAN HEALTH NETWORKS, INC.

i

ii

SECTION 10.13.	Specific Performance	47
SECTION 10.14.	Prevailing Parties	47

ARTICLE 11 DEFINITIONS		47
SECTION 11.01.	Definitions	47
SECTION 11.02.	Other Definitional and Interpretative Provisions	54

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 3, 2012, by and among HUMANA INC., a Delaware corporation (“Parent”), MINER ACQUISITION SUBSIDIARY, INC., a Florida corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and METROPOLITAN HEALTH NETWORKS, INC., a Florida corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary shall merge with and into the Company with the Company surviving the Merger, pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, except for shares of Company Common Stock to be converted pursuant to Section 1.02(b);

WHEREAS, the Company Board has adopted and approved this Agreement and resolved that this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of Florida Law, be recommended and submitted to the Company’s shareholders as being in the best interests of the Company and its shareholders.

WHEREAS, the board of directors of Merger Subsidiary has adopted and approved this Agreement and resolved that this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of Florida Law, be recommended and submitted to Parent, as the sole shareholder of Merger Subsidiary, as being in the best interests of Merger Subsidiary and Parent; and

WHEREAS, the Parent, as the sole shareholder of Merger Subsidiary, has adopted and approved this Agreement and approved the Merger; and

WHEREAS, certain capitalized terms used in this Agreement have the meanings set forth in Section 11.01.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.01. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Florida Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) Upon the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida, in such form and with such provisions as are required by, and executed in accordance with, the relevant provisions of Florida Law. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Department of State of the State of Florida (or at such later time as permitted by Florida Law as Parent and the Company shall agree and shall be specified in the Articles of Merger), which Effective Time shall be the effective date of the Merger contemplated by Section 607.1101(3)(b) of Florida Law.

(d) The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of Florida Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall possess all title to the real estate and other property, or any interest therein, and be subject to all of the obligations and liabilities, of the Company and Merger Subsidiary, all as provided under Florida Law.

SECTION 1.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or the holders of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a) except as otherwise provided in Section 1.02(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into and become the right to receive $11.25 in cash, without interest (such per share amount, the “Merger Consideration”); as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each such certificate, a “Certificate”) and each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration for each share of Common Stock represented thereby;

(b) each share of Company Common Stock held by the Company or any of its wholly-owned Subsidiaries or owned by Parent, Merger Subsidiary or any of their respective wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be converted into and become the right to receive $0.0001 in cash without interest; as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate and Uncertificated Share which immediately prior to the Effective Time was registered to the Company, any of its wholly-owned Subsidiaries or owned by Parent, Merger Subsidiary or any of their respective wholly-owned Subsidiaries on the stock transfer books of the Company, shall thereafter represent only the right to receive the $0.0001 in cash for each share of Common Stock represented thereby; and

(c) each share of common stock, $1.00 par value, of Merger Subsidiary outstanding immediately prior to the Effective Time shall automatically be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 1.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration to the holders of Company Common Stock entitled thereto and shall enter into a Paying Agent agreement that is reasonably satisfactory to the Company with the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Common Stock entitled thereto, for payment in accordance with this Section 1.03 through the Paying Agent, cash sufficient to pay the aggregate Merger Consideration. All cash deposited with the Paying Agent pursuant to this Section 1.03(a) shall herewith be referred to as the “Payment Fund.” Promptly after the Effective Time (and in any event within two Business Days following the

Closing Date), Parent shall send, or shall cause the Paying Agent to send, to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock entitled to receive payment of the Merger Consideration pursuant to Section 1.02(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such payment.

(b) The Paying Agent shall invest any cash in the Payment Fund as directed by Parent; provided, however, that no investment losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration; provided, further, however, that to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be deposited additional funds with the Paying Agent for the benefit of holders of shares of Company Common Stock entitled to receive such Merger Consideration up to the amount of such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Payment Fund.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration pursuant to Section 1.02(a) shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of Company Common Stock represented by a Certificate or each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate (and the share(s) of Company Common Stock represented thereby) or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. Until surrendered or transferred in accordance with this Section 1.03, each Certificate or Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration provided in Section 1.02(a) or the applicable consideration provided in Section 1.02(b), as the case may be. The applicable Merger Consideration provided in Section 1.02(a) or the applicable consideration provided in Section 1.02(b), as the case may be, paid upon surrender of any Certificate or the transfer of any Uncertificated Share shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate or Uncertificated Share or any share(s) of the Company Common Stock formerly represented thereby.

(f) To the fullest extent permitted by Applicable Law, any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not surrendered Certificate(s) or transferred Uncertificated Share(s) for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such Certificate(s) (and the share(s) of Company Common Stock represented thereby) or Uncertificated Share(s) without any interest thereon. Notwithstanding the foregoing, to the fullest extent permitted by Applicable Law, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) For the avoidance of doubt, Section 1.05 (and not this Section 1.03) shall govern the treatment of each share of Company Restricted Stock (as defined below).

SECTION 1.04. No Appraisal Rights. The parties understand and agree that, subject to the accuracy of the representations of Parent contained in Section 4.08 of this Agreement and assuming that neither Parent nor the Merger Subsidiary has breached any of the covenants contained in Section 6.03 of this Agreement, appraisal rights pursuant to Sections 607.1301 through 607.1333 of Florida Law or otherwise will not be available to the Company’s shareholders in connection with the Merger and no Company shareholder will be entitled to receive appraisal rights.

SECTION 1.05. Outstanding Equity Awards.

(a) Stock Plan. Prior to the Effective Time, the Company shall take all reasonable actions (including obtaining any necessary determinations and/or resolutions of the board of directors of the Company (the “Company Board”) or a committee thereof and amending the Stock Plan) to terminate the Stock Plan without any further liability on the part of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries and to effectuate the provisions of this Section 1.05.

(b) Options. Prior to the Effective Time, the Company shall take all necessary actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) to provide that prior to the Effective Time each outstanding Company Stock Option, whether or not then exercisable or vested, shall become fully vested and exercisable and shall be cancelled in exchange for the right to receive, at the Effective Time, an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of such Company Stock Option, without interest and less any applicable taxes required to be withheld with respect to such payment (the “Option Consideration”). As used herein, the term “Company Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock granted under the Stock Plan. In addition, the Company shall take all necessary actions (including obtaining any necessary determinations and/or resolutions of the compensation committee of the Company Board) to determine that the “Change in Control Price” as defined in the Stock Plan shall be the Merger Consideration.

(c) Restricted Stock. Each outstanding share of restricted Company Common Stock granted pursuant to the Stock Plan (“Company Restricted Stock”) shall immediately prior to the Effective Time become fully vested and, at the Effective Time, shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all Company Restricted Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist and shall thereafter represent only the right to receive the Merger Consideration.

(d) Cash Settlement through Payroll. Subject to Section 1.07, the Company shall pay, through its payroll system, to each holder of Company Stock Options and Company Restricted Stock, the cash payments provided for pursuant to this Section 1.05 as soon as reasonably practicable after the Effective Time. Parent agrees to make available to the Surviving Corporation, for the benefit (from and after the Effective Time) of the holders of Company Stock Options and Company Restricted Stock, cash sufficient to pay the cash payments provided for pursuant to this Section 1.05 within the time required by this Section 1.05.

SECTION 1.06. Adjustments.

(a) If, during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of Company Common Stock shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend or distribution thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration payable pursuant to this Agreement. Nothing in this Section 1.06(a) shall be construed to limit any restrictions that may arise under other provisions of this Agreement on actions of the Company or any of its Subsidiaries that would cause such an adjustment.

SECTION 1.07. Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Governmental Authority. If the Paying Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Paying Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

SECTION 1.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (or in such customary amount as the Paying Agent may direct in accordance with its standard procedures), as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as contemplated by this Article 1.

ARTICLE 2

THE SURVIVING CORPORATION

SECTION 2.01. Articles of Incorporation. The articles of incorporation of the Company, as amended, in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with their terms as provided by Applicable Law.

SECTION 2.03. Directors and Officers. From and after the Effective Time, in each case until the earlier of his or her death, resignation or removal or until his or her successors are duly elected and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) other than with respect to the representations and warranties in Section 3.01, Section 3.02, Section 3.05, Section 3.22, Section 3.23 and Section 3.24, as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company on or after March 6, 2012 and publicly available prior to the date of this Agreement (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

SECTION 3.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers required to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company has made available to Parent true and complete copies of the Organizational Documents of the Company as in effect on the date of this Agreement.

SECTION 3.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the adoption and approval of this Agreement and approval of the Merger (the “Company Shareholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The Company Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(c) At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and approved the Merger, and (iii) directed that this Agreement be submitted to the Company’s shareholders and resolved to recommend the adoption and approval of this Agreement and approval of the Merger by the Company’s shareholders as being in the best interests of the Company and its shareholders (such recommendation, the “Company Board Recommendation”).

SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to, any Governmental Authority, in each case by the Company and/or any of its Subsidiaries, other than (a) as disclosed in Section 3.03(a) of the Company Disclosure Schedule, (b) the filing of the Articles of Merger with the Department of State of the State of Florida, (c) compliance with any applicable requirements of the HSR Act, (d) compliance with any applicable requirements of the 1934 Act, and any other applicable U.S. state or federal securities laws, (e) compliance with any requirements of the NYSE applicable to the Company before the Effective Time, and (f) any actions, filings or notices the absence of which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or materially delay or impair the ability of the Company to perform its material obligations or consummate the transactions contemplated by this Agreement.

SECTION 3.04. Non-contravention. Except as set forth on Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03(a) through Section 3.03(e), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03(a) through Section 3.03(e), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any Contract, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (in all cases other than any Contract to which Parent or any of Parent’s Subsidiaries is a counterparty) or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b), such failures to obtain any such consent or other action referred to in clause (c), and such defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d), that would not reasonably be expected to have a Material Adverse Effect on the Company or materially delay or impair the ability of the Company to perform its obligations or consummate the transactions contemplated by this Agreement.

SECTION 3.05. Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value, of the Company ( “Company Preferred Stock” and together with Company Common Stock, the “Company Capital Stock”). Other than the Company Capital Stock, there are no shares of capital stock of the Company authorized, issued or outstanding. As of October 31, 2012, there were outstanding 44,272,279 shares of Company Common Stock (including 930,678 shares of Company Restricted Stock), (ii) 5,000 shares of Company Preferred Stock designated as Series A Preferred Stock (the “Series A Preferred Stock”), the terms of which are set forth in the Articles of Amendment to the Articles of Incorporation of the Company filed with the Department of State of the State of Florida on December 30, 1997 (the “Series A Articles of Amendment”) and (iii) Company Stock Options to purchase an aggregate of 4,923,034 shares of Company Common Stock at a weighted average per share exercise price of approximately $4.08. There are no shares of Company Capital Stock held by the Company in its treasury or owned of record or beneficially by any Subsidiary of the Company. There are no other Series of Company Preferred Stock outstanding, including shares of Company Preferred Stock designated as Series B Preferred Stock pursuant to the Articles of Amendment to the Articles of Incorporation of the Company filed with the Department of State of the State of Florida on July 8, 1998. All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to the Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Stock Option and share of Company Restricted Stock, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and with respect to each such share of Company Restricted Stock, the holder, the date of grant, vesting schedule and number of shares of Company Common Stock subject thereto.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.05(b) of the Company Disclosure Schedule and for changes since October 31, 2012 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom”

stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except for the conversion rights of the Series A Preferred Stock, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

SECTION 3.06. Subsidiaries.

(a) Section 3.06(a) of the Company Disclosure Schedule sets forth a true and complete list of the name, jurisdiction of incorporation or formation, as applicable, and equity owner(s) of each Subsidiary of the Company. Each Subsidiary of the Company indicated in Section 3.06(a) of the Company Disclosure Schedule is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has all corporate or other similar powers, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failures to be so licensed or qualified have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company or a wholly-owned Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) except for Permitted Liens. There are no issued, reserved for issuance or outstanding (i) Company Securities or securities of any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Subsidiary Securities.

SECTION 3.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2010 (all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company since January 1, 2010, including those filed or furnished subsequent to the date of this Agreement, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file with or furnish to the SEC any reports, schedules, forms, statements, prospectuses, registration statements and other documents. Other than such comment letters and responses thereto included in the Company’s filings disclosed in the website “sec.gov”, the Company has made available to Parent all comment letters received by the Company from the SEC since January 1, 2008 and all responses made by the Company to such comment letters.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company complies in all material respects with, and has complied since January 1, 2010, in all material respects with, (i) the applicable listing and corporate governance rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer.

(g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. Section 3.07(g) of the Company Disclosure Schedule sets forth, based on the Company’s most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that to the Knowledge of the Company, involves management or other employees who have a significant role in internal controls.

(h) Since January 1, 2010, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, as applicable, and the statements contained in any such certifications were when made complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(i) Since January 1, 2010, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2010, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported to the Company Board or any committee thereof or to any director or executive officer of the Company evidence of a material violation of United States or other securities laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(j) Since January 1, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that was required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC and that was not so disclosed.

SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in accordance with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Since January 1, 2010, the Company has not received written notices from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of review, inquiry, investigation or challenge from the SEC or any other Governmental Authority.

SECTION 3.09. Proxy Statement. The Proxy Statement, at the time the Proxy Statement is first sent or given to the holders of Company Common Stock and at the time of the Company Shareholder Meeting, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to the statements made based upon information supplied in writing by Parent or Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement. The Proxy Statement will, when filed with the SEC and distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of the 1934 Act.

SECTION 3.10. Absence of Certain Changes. (a) Since January 1, 2012 through the date of this Agreement, except as set forth in Section 3.10 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices and there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, without Parent’s consent, would constitute a breach of Section 5.01.

(b) Since January 1, 2012, there have been no changes, effects, developments or events that have had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.11. No Undisclosed Material Liabilities; No Intercompany Loans. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature (whether absolute, accrued, known, unknown, contingent, determined, determinable or otherwise) that would be required by GAAP to be reflected or reserved against on a balance sheet that are not so reflected or reserved on the Company Balance Sheet other than (i) liabilities or obligations reflected or reserved against on the Company Balance Sheet or the Company’s most recent audited consolidated financial statements and most recent unaudited consolidated interim financial statements or the notes thereto, (ii) liabilities or obligations incurred in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby,

(iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and (iv) liabilities or obligations that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.12. Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is (a) no Proceeding pending, (b) to the Knowledge of the Company, no investigation or inquiry pending or, (c) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened, in each case against the Company or any of its Subsidiaries that challenges or seeks to enjoin the transactions contemplated by this Agreement. There are (a) no Proceedings pending, (b) to the Knowledge of the Company, no investigations or inquiries pending or, (c) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened against the Company or any of its Subsidiaries, or (d) to the Knowledge of the Company, any present or former Employee of the Company or any of its Subsidiaries in his or her capacity as such, in each case that have or would reasonably be expected to have a Material Adverse Effect on the Company. There are no Orders outstanding against or involving the Company or any of its Subsidiaries or any present or former Employee of the Company or any of its Subsidiaries in his or her capacity as such that have or would reasonably be expected to have a Material Adverse Effect on the Company, or are or would reasonably be expected to prevent or enjoin any of the transactions contemplated by this Agreement.

SECTION 3.13. General Compliance with Applicable Law; Other Governmental and Healthcare Matters.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the Company, its Subsidiaries, and their operations are in compliance with Applicable Law, including such administered by AHCA, CMS, HHS and other Governmental Authorities in each jurisdiction where the Company and its Subsidiaries conduct business, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, since January 1, 2010 the Company, its Subsidiaries, their directors and officers and, to the actual knowledge of the Company’s executive officers, licensed professional employees have not engaged in any activities with respect to or on behalf of the Company which are prohibited under, and in such capacity have acted in compliance with, the (i) the False Claims Act, 31 U.S.C. §§3729 et seq, and any similar state law; (ii) the Civil Monetary Penalties Law, 42 U.S.C. §1320a 7a, and any similar state law; (iii) the Federal and any applicable state anti-kickback statutes, including 42 U.S.C. §1320a 7b and Articles 456.054 and 817.505, Florida Statutes; (iv) Federal or state referral laws, including 42 U.S.C. §1395nn and Section and 456.053, Florida Statutes; (v) any other Federal or state statute of general applicability to health care fraud or governing or regulating the management of health care providers; (vi) all Applicable Laws related to Medicare and Medicaid; (vii) all Health Benefit Laws and HIPAA, except in each case, where such act or failure to act has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, there are no Proceedings pending nor, to the Knowledge of the Company, has any Proceeding been threatened against the Company or any of its Subsidiaries in connection with the foregoing Applicable Law related thereto. Neither the Company nor any Subsidiary has been given written notice of, and to the Knowledge of the Company, neither the Company nor any Subsidiary is under (or threatened with) any investigation or inquiry with respect to any violation of, or under any obligation to take remedial action ordered by any Governmental Authority concerning, any Applicable Law or Company Permit which would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Without limiting anything in Section 3.13(a), except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its directors or executive officers nor, to the actual knowledge of the Company’s executive officers, any of its licensed professional employees (i) is a party to a corporate integrity agreement with the Office of the Inspector General of HHS or similar government-mandated compliance program or agreement with any other federal or state Governmental Authority, (ii) has any reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority relating to alleged noncompliance with any Applicable Laws, (iii) is a defendant to any pending and unsealed qui tam/false claims act litigation either at a federal or state level relating to alleged noncompliance with any Applicable Laws, and (iv) has since January 1,

2010 been served with or received any search warrants, subpoenas, civil investigative demands or contact letters by or from any Governmental Authority alleging that the Company or any of its Subsidiaries or that the business operations of the Company or any of its Subsidiaries are in violation of any Applicable Laws.

(c) The Company and each of its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, certificates of need, registrations, variances, exemptions and orders necessary for the operation of the business of the Company and its Subsidiaries (the “Company Permits”), except for such Company Permits which are not material to the operation of the business of the Company and its Subsidiaries. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits except for failures to comply or violations that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Permits held by the Company are valid and in full force and effect. There are no material restrictions placed upon the Company Permits or the operations of the Company or any of its Subsidiaries under any Applicable Laws, except for such restrictions which are placed on Persons operating in the Company’s industry in general.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any Subsidiary has received any written notice from any Governmental Authority of (A) any actual or suspected violation of any Applicable Law pertaining to any Company Permit or any failure to comply with any term or requirement of any Company Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit, other than notices related to matters that have been cured and for which the Company and its Subsidiaries have no further liability (contingent or otherwise) or which would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) is a party to any agreement with CMS, AHCA or any other similarly situated federal or state health care related regulatory agency (“Governmental Contracts”).

(f) Since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to Knowledge of the Company, any of its directors or executive officers nor, to the actual knowledge of the Company’s executive officers, any of its licensed professional employees (i) have been, or received notice that they will be, excluded or suspended from participation in any Governmental Healthcare Programs (ii) been sanctioned by, any state or federal health care program, including the Medicare and Medicaid programs except where such sanctions would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) has been convicted of or found liable under, has a pending criminal or other material charge with respect to, or has entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction under or any violation of, any Applicable Law related to any Governmental Healthcare Programs.

(g) The Company and its Subsidiaries, to the extent they are covered entities under HIPAA and HIPAA’s accompanying privacy, security and transmission regulations, (i) are and since January 1, 2010 have been in compliance with HIPAA and all Applicable Laws relating to the privacy, security and transmission of health information applicable to them (collectively, “Health Information Laws”) with regard to their operations and the services they provide, except where the failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) have developed and implemented appropriate policies and procedures and training programs to ensure past, current, and ongoing compliance, in all material respects, with HIPAA’s privacy, security and breach notification regulations and state privacy and security Applicable Law. Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2010, there has not been a material Breach, as defined in the Health Information Laws, by the Company or any of its Subsidiaries that has not been remedied as required by Applicable Law, and neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authority alleging any material violation of applicable Health Information Laws.

(h) The Company and its Subsidiaries maintain processes sufficient for medical record documentation and diagnosis coding that complies in all material respects with Applicable Laws applicable to Medicare Advantage and Part D risk adjusted payments.

SECTION 3.14. Providers and Provider Contracts.

(a) Section 3.14(a)of the Company Disclosure Schedule contains a true and complete list of all Contracts between the Company (which as used in this Section 3.14(a) includes any Subsidiary) and any provider of health care services, including any physician (other than physicians that are either an employee of the Company or an independent physician affiliate of the Company), hospital, pharmacy, pharmacy benefit management, ancillary service provider or other health care service provider (including any managed care organizations) (each of the foregoing, a “Provider”) that resulted in payments by the Company, or charges made by the Provider against the Company, in excess of $500,000 in the 12 months ended September 30, 2012 (“Material Provider Contracts”). Notwithstanding anything to the contrary in this Agreement, no Contract shall be (or shall be deemed to be) a Material Provider Contract if the counterparty to such Contract is Parent or any of Parent’s Subsidiaries.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, no Material Provider Contract (i) requires the Company to pay the applicable Provider on a most favored Provider basis; (ii) provides for a guaranty of a minimum level of Members who are to have access to a given Provider of the Company; (iii) contains change of control language relating to the Company, including any terms requiring written notice or prior consent in the event of a change of control of the Company; or (iv) contains non-solicitation, non-hire or non-competition provisions placing material restrictions upon the Company. To the Knowledge of the Company, no party to a Material Provider Contract has given notice to the Company or any of its Subsidiaries of its intention to terminate, cancel or not renew its Provider Contract.

(c) There are no current material claims or disputes between the Company and any Providers that are party to the Material Provider Contracts, other than claims for payment due and owing to the Providers in the ordinary course of business in accordance with the Material Provider Contracts and Applicable Law or other claims or disputes involving de minimis costs or expenses. Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the Company has not received written notice from any Provider or Governmental Authority claiming a breach or default in payment of material claims or material other sums due the Providers under the Material Provider Contracts.

SECTION 3.15. Regulatory Filings and Reports; Accreditation. Except as set forth on Section 3.15 of the Company Disclosure Schedule, the Company (which as used in this Section 3.15 includes any Subsidiary) has filed all health care regulatory related reports, statements, registrations or filings required to be filed by it with any Governmental Authority (the “Regulatory Filings”) which are material to the business of the Company. The Company has also made available to Parent complete and correct copies of all material audits and examinations, including licensure surveys (other than audits and examinations that did not have any materially adverse findings against the Company) performed with respect to the Company by any health care regulatory related Governmental Authority since January 1, 2010 (the “Audit Reports”), along with the responses thereto of the Company. Other than as set forth in the Audit Reports or in Section 3.15 of the Company Disclosure Schedule and except as would not result in a Material Adverse Effect: (i) no deficiencies have been asserted against the Company by any such Governmental Authority with respect to the Regulatory Filings; (ii) the Regulatory Filings were in compliance with Applicable Law when filed; (iii) since January 1, 2010, no fine or penalty has been imposed on the Company by any Governmental Authority in connection with the Company’s Regulatory Filings; and (iv) no audits or examinations are currently being performed or, to the Knowledge of the Company, are scheduled to be performed. The Company has completed, or is currently in the process of completing, all plans of correction or other filed responses to any such Governmental Authority, including plans of correction or responses to all Audit Reports, and has not received written notice from any Governmental Authority of any material violation or non-compliance therewith that are pending. Since January 1, 2010, the Company has not been denied or failed to obtain any accreditation by any accreditation agency from which the Company sought accreditation where such denial or failure has had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.16. Material Contracts.

(a) For purposes of this Agreement, a “Company Material Contract” shall mean each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound:

(i) Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries or in which the Company and its Subsidiaries in the aggregate own more than a five percent voting or economic interest, or with respect to which the Company and its Subsidiaries in the aggregate have obligations, including contingent obligations, individually or in the aggregate, of more than $500,000;

(iii) Contracts that relate to indebtedness for borrowed money, the deferred purchase price of property or service, any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facilities, any agreement evidencing financial hedging or similar trading activities any obligation to purchase, redeem, retire, defease or otherwise acquire for value Company Securities or Company Subsidiary Securities, advances or loans to any other Person or any guarantee with respect to an obligation of any other Person, that are in effect on the date hereof and would reasonably be expected to result in payments or involve amounts, individually or in the aggregate, in excess of $500,000;

(iv) Contracts that relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earn-out” or other contingent obligations), that are in effect on the date hereof and could reasonably be expected to result in payments or receipts by the Company and its Subsidiaries, individually or in the aggregate, in excess of $500,000;

(v) Contracts that, other than an acquisition subject to Section 3.16(a)(iv), obligate the Company to make capital commitments or expenditures (including pursuant to any joint venture), individually or in the aggregate, in excess of $500,000 and that are not terminable by the Company or its Subsidiaries upon ninety days’ notice or less without material liability to the Company;

(vi) Contracts that prohibit the payment of dividends or distributions in respect of the Company Securities or Company Subsidiary Securities, prohibits the pledging of the Company Securities or Company Subsidiary Securities or prohibits the issuance of guarantees by the Company or any Subsidiary of the Company;

(vii) Contracts (A) containing any covenant limiting or prohibiting the right of the Company or any of its Subsidiaries (or, after the Closing Date, Parent or the Surviving Corporation or any of their respective Subsidiaries) to (1) engage in any line of business or in any geographic area, (2) solicit or hire physicians, customers or suppliers in any manner that would reasonably be considered to prevent the Company from engaging in any line of business or in any geographic area, (3) distribute or offer any products or services or (4) compete or engage with any Person in any line of business or (B) levying a material fine, charge or other payment for violating any such limitation or prohibition;

(viii) Contracts which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material services, assets, rights or properties of the Company or any of its Subsidiaries (or, after the Closing Date, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(ix) Contracts that would be required to be disclosed under Section 3.19(b).

(x) Contracts that have involved, or would reasonably be expected to involve, payments or receipts by the Company and its Subsidiaries in excess of $500,000 during (i) the 12 month period ended September 30, 2012 or (ii) the 12 month period ending September 30, 2013, in each case pursuant to which the Company or any of its Subsidiaries (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) has granted “most favored nation” pricing provisions;

(xi) Contracts (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) that the other party to which is a Governmental Authority, including the secretary, administrator, or other official thereof, or is any program operated by a Governmental Authority;

(xii) Contracts (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) with Third Party payors, including Medicaid provider agreements, management agreements, managed care agreements or other agreements with customers (including any insurance company or health maintenance organization) to the extent that such agreements have involved payments to the Company and/or its Subsidiaries in excess of $1,000,000 during the 12 month period ended September 30, 2012, provided, however, that with respect to this clause (xi), payments required under multiple Contracts with the same Third Party or with affiliates of such Third Party will be aggregated in order to determine if the $1,000,000 threshold is reached;

(xiii) Contracts, including any Employee Plans pursuant to which any benefits or compensation will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiv) Contracts relating to the settlement of a Proceeding or Proceeding that was threatened to be commenced, brought or conducted by any Person or Governmental Authority, other than settlement agreements (i) providing for the payment, individually or in the aggregate, of less than $500,000 subsequent to the date hereof, exclusive of any settlement costs covered by insurance and (ii) that do not implicate or otherwise affect any Company Permit or otherwise materially and adversely affect the Company;

(xv) Material Provider Contracts;

(xvi) any mortgage, pledge, indenture or security or other agreement constituting a Lien upon the property or assets of the Company or any of its Subsidiaries having a value, individually or in the aggregate, in excess of $500,000;

(xvii) Contracts that have involved, or would reasonably be expected to involve, payments or receipts by the Company and its Subsidiaries in excess of $500,000 during (i) the 12 month period ended September 30, 2012 or (ii) the 12 month period ending September 30, 2013, in each case for which the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby would require consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration, or other material change of obligations (including triggering a price adjustment, right of renegotiation or other remedy) or the loss of any material benefit to which the Company and its Subsidiaries is entitled hereunder; and

(xviii) Contracts that have involved, or would reasonably be expected to involve, payments or receipts by the Company and its Subsidiaries in excess of $500,000 during (i) the 12 month period ended September 30, 2012 or (ii) the 12 month period ending September 30, 2013, in each case that are not terminable by the Company or its Subsidiaries upon ninety days’ notice or less without material liability to the Company or any of its Subsidiaries and are not required to be disclosed pursuant to Section 3.16(a)(i) to Section 3.16(a)(xvii);

(b) Section 3.16(a) of the Company Disclosure Schedule lists each Company Material Contract as of the date of this Agreement, and the Company has made available to Parent true and complete copies of Company Material Contracts (other than immaterial amendments thereto) listed in Section 3.16(a) of the Company Disclosure

Schedule. Each Company Material Contract is valid, binding and enforceable on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and in full force and effect in accordance with its terms (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by the Company) and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity), except where the failures to be in full force and effect have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written or, to the Knowledge of the Company, oral, notice to terminate, in whole or part, any of the Company Material Contracts. None of the Company or any of its Subsidiaries is in breach under any Company Material Contract and to the Knowledge of the Company, no other party to any Company Material Contract is in breach thereunder, except where such breach has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding anything to the contrary in this Agreement, no Contract shall be (or shall be deemed to be) a Company Material Contract if the counterparty to such Contract is Parent or any of Parent’s Subsidiaries; provided, however, that neither the Company nor any of its Subsidiaries is in breach of any Contract (except where such breach has not had and would not reasonably be expected to have a Material Adverse Effect on the Company) that would have been included within the definition of Company Material Contract except for this sentence.

SECTION 3.17. Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld (including as required under Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign law) and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c) There is (i) no Proceeding pending, (ii) to the Knowledge of the Company, no investigation or inquiry by a Governmental Authority pending or, (iii) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened, in each case against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d) Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person (other than (A) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business; (B) employment agreements; and (C) standard Tax indemnity provisions entered into in connection with purchase or sale agreements entered into in the ordinary course of business).

(g) Neither the Company nor any of its Subsidiaries participate or have “participated” in any “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) “Closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date;

(ii) Installment sale or open transaction disposition made on or prior to the Closing Date; or

(iii) An election under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date.

(j) None of the Company or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(k) No material deferred intercompany gain or excess loss account exists with respect to any member of the affiliated group the common parent of which is the Company.

(l) “Taxes” means all taxes, charges, fees, levies, or other like assessments, including all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, alternative minimum, net worth, payroll, employment (including Social Security, workers’ compensation, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Governmental Authority (a “Taxing Authority”) charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to assume or succeed to the Tax liability of any other Person by operation of law, and any obligations to indemnify the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax”.

(m) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(n) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

SECTION 3.18. Employees and Employee Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and each other material employee benefit plan, program, agreement (other than employment or other service agreements entered into in the ordinary course of business with physicians (i) which provide for annual compensation of less than $175,000 or (ii) which may be terminated by the Company or its Subsidiaries without any material liability to it or its Subsidiaries under any such agreement), arrangement, policy, practice, Contract, fund or commitment providing for pension, severance, profit-sharing, service fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of employee benefits which is maintained, administered, participated in or contributed to by the Company or any ERISA Affiliate of the Company, or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability (collectively, the “Employee Plans”).

(b) The Company has made available to Parent true and complete copies of (i) each Employee Plan (or, if appropriate, a form thereof), including any amendments thereto and in the case of unwritten Employee Plans, written descriptions thereof; (ii) the most recent annual report (Form 5500 series including, if applicable, Schedule B thereto), and the most recent actuarial valuation (if applicable); (iii) the most recent non-discrimination testing results with respect to each Employee Plan (if applicable), (iv) the most recent IRS determination or opinion letter received with respect to each Employee Plan, to the extent applicable and (v) the most recent summary plan description for each Employee Plan for which such summary plan description is required.

(c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof (i) sponsors, maintains, participates in, or contributes to, (ii) has since January 1, 2009 sponsored, maintained, participated in, or contributed to, or (iii) has or could reasonably be expected to incur any material liability that has not been satisfied with respect to, any plan subject to (A) Section 302 or Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA or (B) Section 413(c) of the Code, including any “multiple employer plan” as defined therein.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that it is so qualified, and to the Knowledge of the Company, nothing has occurred since the date of such letter that has or would reasonably be expected to adversely affect such qualification, or (ii) has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service or to obtain such an opinion letter, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to materially and adversely affect the qualified status of such Employee Plan. Each Employee Plan has been, in all material respects, maintained and administered in compliance with its terms and with the requirements prescribed by any Applicable Law, including ERISA and the Code, which are applicable to such Employee Plan. All premiums, contributions or other payments required to have been made by Applicable Law or under the terms of any Employee Plan have been made, and all material reports, returns and similar documents required to be filed with any Governmental Authority have been timely filed. To the Knowledge of the Company, neither the Company nor its Subsidiaries is or reasonably could be subject to a material liability pursuant to Section 502 of ERISA. No events have occurred with respect to any Employee Plan that could result in material payment or assessment by or against the Company or any of its Subsidiaries of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are (1) no pending, or (2) to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. There is (x) no Proceeding pending, (y) to the Knowledge of the Company, no investigation or inquiry pending or, (z) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened or anticipated, in each case by a Governmental Authority with respect to any Employee Plan. To the Knowledge of the Company, no “prohibited transactions” or “reportable events” (each term as defined in ERISA and the Code) have occurred with respect to any Employee Plan.

(e) No Employee Plan is maintained for the benefit of Employees who are primarily located outside of the United States.

(f) Except as contemplated by Section 1.05 or as set forth in Section 3.18(f) of the Company Disclosure Schedule, with respect to each current or former Employee of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such Person to severance pay, bonus amounts, incentive plan payments, retirement benefits, job security benefits or any similar payments or benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such Person, (iii) accelerate the vesting of any compensation or benefits of any such Person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement), (iv) trigger any other material obligation to any such Person, (v) result in the forgiveness of any indebtedness of any such Person, (vi) otherwise give rise to any material liability under any Employee Plan or (vii) limit or restrict the right, to the extent such right otherwise exists, to amend, terminate or transfer the asset of any Employee Plan on or following the Effective Time. Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there is no Contract or Employee Plan (written or otherwise) covering any Employee that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(g) Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, no Employee Plan provides for, and neither the Company nor any of its Subsidiaries has any material liability in respect of, post-retirement or post-termination of employment health, medical or life insurance benefits for retired, former or current Employees of the Company or its Subsidiaries or any of their dependents, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such material post-retirement or post-termination of employment medical, health or life insurance or other retiree welfare benefits, except in each case as may be required by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Each of the Employee Plans is in material compliance with, and the operation of each such Employee Plan will not result in the incurrence of any material penalty to any of the Company or its Subsidiaries under a good faith and reasonable interpretation of, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable. No Employee Plan is a self-funded group health plan.

(h) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with a good faith interpretation of Section 409A of the Code and the regulations thereunder. Neither the Company nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Section 409A of the Code.

(i) No condition exists that would prevent the Company from amending or terminating any Employee Plan without material liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(j) Except as set forth in Section 3.18(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been since January 1, 2005 or is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and to the Knowledge of the Company, there has not been any material activity, Proceeding, investigation, or inquiry of any labor organization or employees to organize any employees. In addition: (i) there are no material unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, material slowdowns or stoppages actually pending or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and to the Knowledge of the Company, there are no material questions concerning the representation of employees of the Company or its Subsidiaries by labor organizations; and (iv) there are no material grievances or pending Proceedings or, to the Knowledge of the Company, threatened Proceedings, or to the Knowledge of the Company, investigations or inquiries pending or threatened, against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(k) Since January 1, 2011, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

(l) Except as set forth in Section 3.18(l) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance, in all material respects, with Applicable Law, collective bargaining agreements and arrangements, works councils, judgments or arbitration awards of any court, arbitrator or any Governmental Authority, extension orders and binding customs respecting labor and employment, including laws relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours, and employee terminations. With respect to current or former employees, consultants, independent contractors or directors of the Company or any of its Subsidiaries (each, an “Employee”), the Company and its Subsidiaries: (i) have withheld and reported all material amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) are not liable for any material arrears of wages, severance pay or any material Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated, between the Company or any of its Subsidiaries and any of their Employees. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated material claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy (other than routine claims made in the ordinary course of business consistent with past practice).

(m) Neither the Company nor any of its Subsidiaries has any direct or indirect material liability as a result of any misclassification of any Person as an independent contractor, temporary employee or leased employee (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Employee Plan.

(n) Each Company Stock Option (i) was granted pursuant to the Stock Plan in compliance with Applicable Law and all of the terms and conditions of the Stock Plan and related grant agreement pursuant to which it was granted, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (iii) has a grant date which was approved by the Company Board or a committee thereof no later than the grant date set forth in the related grant agreement.

SECTION 3.19. Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a complete and correct list of all registrations and applications for registration of material Company Owned Intellectual Property and material unregistered Company Owned Intellectual Property, in each case listing, as applicable (i) the name of the current owner of record, (ii) the jurisdiction where the application/registration is located and (iii) the application or registration number.

(b) Section 3.19(b) of the Company Disclosure Schedule contains a complete and correct list of all Contracts granting the Company or any of its Subsidiaries any right in or to Intellectual Property of a Third Party (excluding any commercially available “off the shelf,” “shrink-wrap” software license at a cost less than $100,000 per year) that is material to the Company and its Subsidiaries or any material IT Assets.

(c) Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) with respect to all Company Owned Intellectual Property, the Company or its Subsidiaries, as the case may be, exclusively own all right, title and interest in and to such Company Owned Intellectual Property (in each case, free and clear of any Liens except Permitted Liens);

(ii) other than as disclosed in Section 3.19(b) of the Company Disclosure Schedule and generally commercially available “off the shelf,” “shrink-wrap” software licensed at a cost less than $100,000 per year, the Company Owned Intellectual Property constitute all the Intellectual Property used by or necessary for the Company and its Subsidiaries in the conduct of their business;

(iii) the Company and its Subsidiaries have not granted licenses to Third Parties under Company Owned Intellectual Property;

(iv) the use and exploitation of Company Owned Intellectual Property, and the conduct of the business of the Company and its Subsidiaries, have not, and are not, infringing, misappropriating, or otherwise violating the Intellectual Property of any Person;

(v) the consummation of the transactions contemplated by this Agreement will not (A) alter, encumber, impair, make subject to a Lien (other than Permitted Liens) or extinguish any Company Owned Intellectual Property right or IT Assets; (B) impair the right of Surviving Corporation to use, sell, license or dispose of any Company Owned Intellectual Property; or (C) result in the Company, any of its Subsidiaries or, pursuant to a Contract to which the Company or any of its Subsidiaries is a party, Parent, granting to any Third Party any rights or licenses to any Intellectual Property or being bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses;

(vi) the Company and its Subsidiaries have exercised reasonable care to maintain the confidentiality of all Trade Secrets that are Company Owned Intellectual Property or of a Third Party where the Company or any Subsidiaries is under an obligation to keep such Trade Secrets confidential and, to the Knowledge of the Company, during the past 12 months, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements, or to Third Parties under an obligation of confidentiality;

(vii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no person has gained unauthorized access to the IT Assets; and

(viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

SECTION 3.20. Properties.

(a) Section 3.20(a) of the Company Disclosure Schedule contains a complete and correct list of the Company Owned Real Property and sets forth the street address, city and state of the Company Owned Real Property.

(b) Section 3.20(b) of the Company Disclosure Schedule contains a complete and correct list of the Material Company Leased Real Property and sets forth, with respect to each Material Company Leased Real Property, the street address and city and state of the Material Company Leased Real Property.

(c) Section 3.20(c) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Real Property with respect to which any Person other than the Company or its Subsidiaries has any right (whether by lease, sublease, license or otherwise) to use or occupy such Company Owned Real Property.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) the Company or one of its Subsidiaries, as applicable, has good fee simple title to the Company Owned Real Property, free and clear of any Lien (other than Permitted Liens) and material defects in title, easements, restrictive covenants and similar encumbrances; (ii) the Company has not received any written notice of any material condemnation or eminent domain Proceedings or similar actions relating to any part of the Company Owned Real Property nor, to the Knowledge of the Company, is any such condemnation or eminent domain Proceeding or similar action threatened; and (iii) taken as a whole, all buildings and structures included within the Company Owned Real Property are adequate and suitable for the purposes for which they are presently being used or held for use.

(e)(i) Each Material Company Lease is in full force and effect, valid, and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto; (ii) none of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in material breach of or default under such Material Company Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any Person thereunder; and (iii) true and complete copies of all Material Company Leases (including all modifications, amendments, supplements, material waivers and side letters thereto) to which the Company or any of its Subsidiaries is a party have been made available to Parent.

(f) All of the tangible personal property used in the business of the Company and its Subsidiaries, is either (i) owned by the Company or a Subsidiary of the Company, as applicable, or (ii) leased pursuant to valid leasehold interests, in each case, free and clear of any Liens (other than Permitted Liens), except, in the case of clause (i) or (ii), for such tangible personal property the failure of which to own or lease would not reasonably be expected to have a Material Adverse Effect on the Company. All of the tangible personal property of the Company and its Subsidiaries is in sufficiently good operating condition (allowing for ordinary wear and tear) and is suitable for its intended use by the Company and its Subsidiaries in the conduct of their respective businesses as currently conducted except where the failure of such tangible personal property to be in good operating condition or to be suitable for its intended use would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.21. Environmental Matters. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (a) no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint or decree has been filed, no penalty has been assessed, and as of the date of this Agreement, there is (i) no Proceeding pending, (ii) to the Knowledge of the Company, no investigation or inquiry pending or, (iii) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened, in each case by any Governmental Authority or other Person relating to the Company or any Subsidiary (or, to the Knowledge of the Company, any of their predecessors) and relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have been in compliance with all Environmental Laws and have obtained, are and have been in compliance with, and have made all appropriate and timely applications for renewal of, all Environmental Permits; (c) the Company and its Subsidiaries have no Knowledge of any presence or release of or exposure to Hazardous Substances or other condition reasonably expected to give rise to a requirement for investigation or remediation, violation of, or liability pursuant to any Environmental Laws and (d) there are no currently accrued liabilities of the Company or any of its Subsidiaries arising under or relating to any violation of any Environmental Law or any Hazardous Substance. The Company has made available to Parent copies of (a) all “Phase I” and “Phase II” reports obtained by the Company since January 1, 2008 for any real property currently or formerly owned or currently leased by the Company or any of its Subsidiaries (or any of their predecessors) and (b) all other similar material written environmental, health or safety assessments, audits or other material documents relating to the Company Owned Real Property or the Material Company Leased Real Property, in each case in the Company’s possession or reasonably available to it.

SECTION 3.22. Anti-takeover Statutes; Other Proposals.

(a) Assuming the accuracy of the representations and warranties made by Parent in Section 4.08, the Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from any “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar antitakeover statue or regulation (including Sections 607.0901 and 607.0902) of Florida Law) enacted under Florida Law (collectively, the “Anti-Takeover Statutes”) and, accordingly, none of the restrictions in such Anti-Takeover statutes or any other antitakeover or similar statute or regulation applies to this Agreement, the Merger and the other transactions contemplated hereby.

(b) The Company represents that, effective October 10, 2012, the Company and its Subsidiaries, and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives (collectively, “Representatives”) and Affiliates, ceased any and all discussions, activities or negotiations with any Person or Persons (other than Parent and Merger Subsidiary or their Representatives) that may have been ongoing at that time with respect to any Acquisition Proposal or seeking any Acquisition Proposal and, through the date hereof, none of them has conducted any such discussions, or engaged in any such activities or negotiations.

SECTION 3.23. Opinions of Financial Advisors. The Company Board has received, and Parent has been provided with copies of, the written opinion of Barclays Capital Inc. (“Barclays”), financial advisor to the Company, to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock entitled to receive the Merger Consideration, which such opinion, as of the date hereof, has not been withdrawn, rescinded or modified.

SECTION 3.24. Finders’ Fees. Except for Barclays and Morgan Joseph TriArtisan LLC, copies of the respective engagement agreements (including all amendments) of which have been provided to Parent prior to the execution of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 3.25. Insurance. The Company has made available to Parent a list of all material insurance policies for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, are adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have a Material

Adverse Effect on the Company, the Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts. Section 3.25 of the Company Disclosure Schedule sets forth the amount per annum that the Company paid for its existing directors’ and officers’ insurance policies in respect of the current policy period.

SECTION 3.26. No Other Representations or Warranties. Except for the representations and warranties of the Company expressly contained in this Agreement, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied, including, as to liabilities, financial projections, future performance of the Company or its Subsidiaries, operations of the facilities, the title, condition, value or quality of the Company or its Subsidiaries or their respective assets. No exhibit to this Agreement, nor any other material or information provided by or communications made by the Company or any of its Affiliates or Representatives, whether in the Company Data Room, or in any information memorandum or otherwise, will cause or create any representation or warranty of the Company, express or implied, including as to the title, condition, value or quality of the Company or its Subsidiaries (except as otherwise set forth in the representations and warranties of the Company contained in this Agreement).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company that:

SECTION 4.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively, and has all corporate powers required to carry on its business as conducted as of the date hereof. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) No vote of the holders of any of Parent’s capital stock is necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(c) At a meeting duly called and held, the Board of Directors of Merger Subsidiary has unanimously (i) adopted and approved this Agreement and approved the Merger and (ii) directed that this Agreement be submitted to Parent, as the sole shareholder of Merger Subsidiary, and resolved to recommend the adoption and approval of this Agreement and the approval of the Merger to Parent, as the sole shareholder of Merger Subsidiary, as being in the best interests of Merger Subsidiary and Parent.

(d) At a meeting duly called and held, the board of directors of Parent (the “Parent Board”) has adopted and approved this Agreement and approved the Merger. No other vote or approval of Parent’s or Merger Subsidiary’s shareholders or of the Parent Board or the Board of Directors of Merger Subsidiary is necessary to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to any Governmental Authority, in each case by Parent and/or any of its Subsidiaries, other than (a) as disclosed in Section 4.03(a) of the Parent Disclosure Schedule, (b) the filing of the Articles of Merger with the Florida Secretary of State, (c) compliance with any applicable requirements of the HSR Act, (d) compliance with any applicable requirements of the 1934 Act, and any other applicable U.S. state or federal securities laws, (e) compliance with any requirements of the NYSE, and (f) any actions, filings or notices the absence of which has not had and would not reasonably be expected to materially delay or impair the ability of Parent or Merger Subsidiary to perform its material obligations or consummate the transactions contemplated by this Agreement.

SECTION 4.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03(a) through Section 4.03(e), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03(a) through Section 4.03(e), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any Contract, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b), such failures to obtain any such consent or other action referred to in clause (c), and such defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d), that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent or materially delay or impair the ability of each of Parent and Merger Subsidiary to perform its obligations or consummate the transactions contemplated by this Agreement.

SECTION 4.05. Proxy Statement. The information supplied in writing by Parent and Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first sent or given to the holders of Company Common Stock and at the time of the Company Shareholder Meeting, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.06. Finders’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 4.07. Litigation. As of the date of this Agreement, there is (a) no Proceeding pending, (b) to the Knowledge of the Company, no investigation or inquiry pending or, (c) to the Knowledge of Parent, no Proceeding, investigation or inquiry threatened, in each case against Parent or Merger Subsidiary that challenges or seeks to enjoin the transactions contemplated by this Agreement.

SECTION 4.08. Ownership of Company Common Stock. Other than pursuant to this Agreement, neither Parent nor Merger Subsidiary is, and neither Parent nor Merger Subsidiary has been within the three years prior the date hereof, (i) the “beneficial owner” (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any shares of Company Common Stock or an “interested shareholder” of the Company (as defined in Section 607.0901 of Florida Law), (ii) a party to any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock; or (iii) the holder, directly or indirectly, of the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the Company Board.

SECTION 4.09. Availability of Funds. Parent has cash available to it or has existing undrawn borrowing facilities available to it, and Parent will have as of the Effective Time cash available to it (including from borrowings under the Credit Agreement, as defined below), that are sufficient to enable Parent and Merger Subsidiary to make the payments required to be made by Parent and Merger Subsidiary at the Effective Time, including to pay in full all amounts contemplated to be paid under Article I and Section 7.06 . Exhibit No. 10 to Parent’s Form 8-K, filed with the SEC on November 28, 2011, as disclosed on the website “sec.gov,” sets forth a true, complete and correct copy of the executed Amended and Restated Credit Agreement, dated as of November 22, 2011, among Parent, the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., Bank of America N.A., Citibank, N.A., and Wells Fargo Bank, National Association (the “Credit Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the lenders party thereto have committed to lend the amounts set forth therein (the “Financing”) which may be used to fund the transactions contemplated by this Agreement. The Credit Agreement has not been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective agreements contained in the Credit Agreement have not been withdrawn, terminated or rescinded in any respect. There are no other agreements, side letters or arrangements to which Parent is a party relating to the Credit Agreement that could affect the availability of the Financing. The Credit Agreement constitutes the legally valid and binding obligation of Parent and, to the Knowledge of the Parent, the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). The Credit Agreement is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. Parent is not in breach of any of the terms or conditions set forth in the Credit Agreement, and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach, default or failure to satisfy any condition precedent set forth therein. No lender has notified Parent of its intention to terminate the Credit Agreement or to not provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Credit Agreement. Parent has paid in full any and all commitment or other fees required by the Credit Agreement that are due as of the date hereof. Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to Parent on the Closing Date. Parent understands and acknowledges that under the terms of this Agreement, Parent’s and Merger Subsidiary’s obligations to consummate the Merger are not in any way contingent upon or otherwise subject to Parent’s or Merger Subsidiary’s consummation of any financing arrangements, Parent’s or Merger Subsidiary’s obtaining of any financing, or the availability, grant, provision or extension of any financing to Parent or Merger Subsidiary.

SECTION 4.10. No Other Representations or Warranties. Except for the representations and warranties of Parent expressly contained in this Agreement, Parent expressly disclaims any other representations or warranties of any kind or nature, express or implied, including as to liabilities, financial projections, future performance of Parent or its Subsidiaries, operations of the facilities, the title, condition, value or quality of Parent or its Subsidiaries or their respective assets. No exhibit to this Agreement, nor any other material or information provided by or communications made by Parent or any of its Affiliates or Representatives, in any information memorandum or otherwise, will cause or create any representation or warranty of Parent, express or implied, including as to the title, condition, value or quality of Parent or its Subsidiaries.

ARTICLE 5

COVENANTS OF THE COMPANY

SECTION 5.01. Conduct of the Company. From the date of this Agreement and to the fullest extent permitted by Applicable Law or Order until the Effective Time, except as expressly contemplated by this Agreement or set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice and in compliance with all material Applicable Law and all material authorizations from Governmental Authorities, (ii) use its commercially reasonable efforts to preserve intact in all material respects its present business organization in a manner consistent with past practice, maintain in effect all material Company Permits, keep available the services of its directors, officers and key employees in a manner consistent with past practice and maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it and (iii) (a) prepare and file on or before the due date therefore all material Tax Returns required to be filed by the Company or any Subsidiary (except for any Tax Return for which an extension has been granted) on or before the Closing Date, and (b) pay all material Taxes (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been granted) or which are otherwise required to be paid at any time prior to the Closing Date. Without limiting the generality of the foregoing, except (A) as otherwise expressly contemplated by this Agreement, (B) as set forth in Section 5.01 of the Company Disclosure Schedule or (C) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (a)(but only with respect to the Company’s bylaws), (j), (k), (l), (q), (r), (s) or any agreement, resolution or commitment to undertake any such aforementioned actions), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of Company Securities or Company Subsidiary Securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any shares of Company Securities or Company Subsidiary Securities, other than the cancellation of Company Stock Options in connection with the exercise thereof or as contemplated by Section 5.09;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or as contemplated by Section 5.09 or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)(i) acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interest or any material assets of any Person (other than equity interests or material assets of a corporation, partnership, other business organization or division thereof with operating income, for consideration, individually or in the aggregate, of up to $500,000), (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(e) except for its sleep diagnostic business, sell, lease, license or otherwise dispose of any Subsidiary or any material assets, securities or property;

(f) create or incur any Lien on any material asset other than Permitted Liens;

(g) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than (i) advances to non-executive employees of the Company in the ordinary course of business in an aggregate amount to exceed $25,000 or (ii) loans or advances to, or investments in, its wholly-owned Subsidiaries;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any material indebtedness for borrowed money or guarantees thereof other than indebtedness incurred by the Company or any of its Subsidiaries under the Company Credit Facilities in the ordinary course of business consistent with past practices (i) up to $235,200,000 of term loan indebtedness under the First Lien Credit Facility, (ii) up to $40,000,000 of revolving indebtedness under the First Lien Credit Facility, (iii) up to $75,000,000 of term loan indebtedness under the Second Lien Credit Facility or (iv) as reflected on the Company Balance Sheet;

(i) amend or change the Company Credit Facilities other than amendments or changes that are not materially adverse to the Company and its Subsidiaries and do not require the payment of any material consent, waiver, amendment or other fee;

(j) other than a Contract with a physician that will be either an employee or an independent physician affiliate of the Company, (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement, (ii) enter into, or assume the rights of, any Contract with a management service organization or a provider service network; or (iii) terminate or amend in any material respect any Company Material Contract or waive any material right thereunder;

(k) terminate, suspend, abrogate, amend or modify in any material respect any material Company Permit;

(l) abandon, cancel or allow to lapse or fail to maintain or protect any material registered Company Owned Intellectual Property, provided, however, that the foregoing shall not be construed as an acknowledgement that the Company owns any material registered Company Owned Intellectual Property;

(m) except as required by Applicable Law or existing Employee Plans as in effect on the date hereof (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers, employees or independent contractors; (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement; (iii) enter into any plan, program, policy, Contract, arrangement or agreement that would be an Employee Plan if in existence on the date hereof or otherwise amend, modify or terminate any Employee Plan (except as expressly required by Section 1.05); (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining arrangement; (v) increase the compensation, bonus or other benefits payable to any of their respective Employees, except in the ordinary course of business consistent with past practice; (vi) hire any non-physician employee with an annual base salary in excess of $125,000; or (vii) hire any physician employee (in his or her capacity as a physician) with an annual base salary in excess of $200,000, provided, however, that the Company shall be permitted to replace an employee who leaves the Company (a “Replaced Employee”) with a new employee at a salary equal to or less than the salary of the Replaced Employee at the time of the Replaced Employee’s departure from the Company;

(n) make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X promulgated by the SEC, as approved by its independent registered public accounting firm;

(o) make, change, or rescind any election relating to material Taxes, settle or compromise any material claim relating to Taxes, or, except as required by Applicable Law, amend any material Tax Return;

(p) subject to Section 5.04, settle, or offer or propose to settle, any Proceeding involving or against the Company or any of its Subsidiaries, other than settlements or offers or proposals to settle Proceedings that (i) result in payments, individually or in the aggregate, by the Company of less than $500,000, exclusive of any settlement costs covered by insurance and (ii) do not implicate or otherwise affect any Company Permit or otherwise materially and adversely affect the Company and its Subsidiaries or, after the Closing Date, adversely affect Parent and its Subsidiaries (other than the Company and its Subsidiaries);

(q) enter into any Material Company Lease or terminate or surrender any existing Material Company Lease, in respect of any Material Company Real Property other than extensions of existing Material Company Leases in the ordinary course of business consistent with past practice;

(r) acquire any real property or dispose of, by sale or otherwise, any Company Owned Real Property in transaction involving consideration, or any Company Owned Real Property having a fair market value, individually or in the aggregate, in excess of $500,000;

(s) amend, modify or extend any Material Company Lease in respect of any Material Company Real Property in any material respect or in any manner which would impose on the Company or any of its Subsidiaries a material financial obligation thereunder that does not currently exist;

(t) except as provided in Section 7.01(d), convene any regular (except to the extent required by Applicable Law or Order) or special meeting (or any adjournment thereof) of the shareholders of the Company; or

(u) change its fiscal year, its independent registered public accounting firm or its legal or tax status;

(v) commence any bankruptcy, liquidation, dissolution or similar proceeding;

(w) enter into any new line of business or expand the business into any county in which such business is not conducted on the date of this Agreement;

(x) waive or amend any of the rights of the Company or any of its Subsidiaries under any non-competition provision or any standstill, confidentiality or similar provision; or

(y) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall be deemed to give, directly or indirectly, Parent the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02. No Solicitation; Other Offers.

(a) The Company shall and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives to promptly request any such Person or Persons (other than Parent and Merger Subsidiary or their Representatives) with whom there have been any such discussions, activities or negotiations regarding an Acquisition Proposal at any time to promptly return or destroy all confidential information concerning the Company and its Subsidiaries in accordance with the applicable confidentiality agreement between the Company and such Person. Subject to the provisions of this Section 5.02, the Company shall not and shall cause each of its Subsidiaries not to, and shall direct the Company’s and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, or knowingly encourage, the making, submission or public announcement of any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute, an Acquisition Proposal, (ii) participate in any discussions or negotiations or otherwise cooperate regarding an Acquisition Proposal with, or furnish any nonpublic information regarding an Acquisition Proposal to, any Person that has made an Acquisition Proposal, except that the Company and its Representatives shall be entitled to notify such Person as to the existence of the provisions of this Section 5.02, (iii) enter into any written letter of intent, agreement, contract or agreement in principle regarding an Acquisition Proposal (except for confidentiality agreements permitted under Section 5.02(d), an “Alternative Acquisition Agreement”)), (iv) take any action to make the provisions of any Anti-Takeover Statute inapplicable to any transaction contemplated by an Acquisition Proposal, (v) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement entered into by the Company in respect of or in contemplation of an Acquisition Proposal or (vi) publicly propose to do any of the foregoing (in each case other than disclosure of and compliance with the terms of this Agreement).

(b) From and after the date of this Agreement, the Company shall promptly notify Parent in writing after the Company or any of its Subsidiaries has received any request for discussions or negotiations, or any request for access to the properties or books and records of the Company or any of its Subsidiaries, of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, in connection with an Acquisition Proposal or any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal. Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any. Following the date hereof, the Company shall promptly advise Parent (and in any event within 24 hours) of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the date hereof) or any material change to the financial or other terms of any such Acquisition Proposal.

(c) Except as expressly permitted by or otherwise set forth in this Section 5.02, the Company Board shall not (i)(A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (C) adopt, approve or recommend, or publicly propose to approve or recommend, to the shareholders of the Company, an Acquisition Proposal or (D) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations under this

Agreement (such actions prohibited by this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any Subsidiary of the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything in this Section 5.02 to the contrary, at any time prior to obtaining the Company Shareholder Approval:

(i) if (A) the Company receives a written bona fide Acquisition Proposal which the Company Board determines in good faith, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), is or would reasonably be expected to result in a Superior Proposal and (B) the Company has not breached in any material respect Section 5.02(a), the Company may take the following actions: (x) furnish nonpublic information to the Third Party making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from the Third Party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (and does not omit restrictive provisions contained in the Confidentiality Agreement); provided, however, that the Company shall as promptly as practicable provide to Parent any nonpublic information concerning the Company and its Subsidiaries that is provided to a third party given such access which was not previously provided to Parent or its Representatives, and (y) engage in discussions or negotiations with the Third Party with respect to the Acquisition Proposal; provided, however, that the Company shall as promptly as practicable provide to Parent a copy of any Acquisition Proposal made to the Company or any of its Subsidiaries; and

(ii) in response to an Acquisition Proposal, the Company Board may effect a Company Adverse Recommendation Change but only if prior to taking any such action:

(1) the Company Board determines in good faith, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that such Acquisition Proposal is a Superior Proposal (taking into account any adjustment or revisions offered by Parent and intended to be binding on Parent and Merger Subsidiary in response to such Acquisition Proposal (including pursuant to clause (3) below));

(2) the Company has given Parent at least four Business Days’ prior written notice of its intention to effect a Company Adverse Recommendation Change (the “Negotiation Period”) and has contemporaneously provided to Parent a copy of such Superior Proposal and each of the relevant proposed transaction agreements to be entered into by the Company with the Third Party making such Superior Proposal; and

(3) during the Negotiation Period, the Company has negotiated in good faith with Parent to the extent Parent notifies the Company that it wishes to negotiate, to enable Parent to revise the terms of this Agreement, and either (x) prior to the expiration of the Negotiation Period, Parent shall not have offered an amendment intended to be binding on Parent and Merger Subsidiary to the terms of this Agreement, or (y) if Parent within such period shall have offered an amendment intended to be binding on Parent and Merger Subsidiary to the terms of this Agreement, the Company Board, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), shall have determined in good faith that the Third Party’s Acquisition Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the material terms of an Acquisition Proposal determined to be a Superior Proposal are made, the Negotiation Period shall be extended for two Business Days after written notification of such change to Parent shall have been provided (which notification shall include a copy or description of the Superior Proposal with such material modifications); and

(4) the Company shall not have breached in any material respect this Section 5.02;

in which event, following the satisfaction of each of the foregoing clauses (1) through (4), the Company may terminate this Agreement pursuant to Section 9.01(g); provided, however, that prior to or concurrent with such termination the Company shall have entered into a definitive agreement with respect to such Superior Proposal and paid Parent the Termination Fee and Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) pursuant to the provisions of Section 10.04(b)(v).

(e) Notwithstanding anything in this Section 5.02 to the contrary, at any time prior to obtaining the Company Shareholder Approval, other than in connection with an Acquisition Proposal, the Company Board may effect a Company Adverse Recommendation Change in response to an Intervening Event, but only if prior to taking any such action:

(i) the Company Board determines in good faith, after consultation with its outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that the failure of the Company Board to make a Company Adverse Recommendation Change in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under Applicable Law (taking into account any adjustment or revisions proposed by Parent (including pursuant to clause (iii) below));

(ii) the Company Board has given Parent at least three Business Days’ prior written notice of its intention to take such action, which notice shall specify in detail the basis for the Company Adverse Recommendation Change;

(iii) during such three Business Day period, the Company has negotiated, in good faith with Parent (to the extent Parent notifies the Company that it wishes to negotiate), to enable Parent to revise the terms of this Agreement in such a manner that would enable the Company Board to determine in good faith that, irrespective of the occurrence of the Intervening Event, the failure to make a Company Adverse Recommendation Change would no longer be inconsistent with the directors’ fiduciary duties under Applicable Law; and

(iv) following such three Business Day period, the Company shall have determined in good faith, after consultation with its nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that the revisions to this Agreement offered by Parent pursuant to the foregoing clause (iii) would not obviate the need for the Company Board, in accordance with the directors’ fiduciary duties under Applicable Law, to make a Company Adverse Recommendation Change in response to the occurrence of such Intervening Event.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act (so long as any disclosure made or action taken is consistent with Section 5.02), or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with the Company’s outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that the failure of the Company Board to make such disclosure consistent with Section 5.02 would be inconsistent with the directors’ fiduciary duties under Applicable Law.

SECTION 5.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice and request, (i) give to Parent and its Representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent and its Representatives, such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that all such notices or requests by Parent and its Representatives shall be made directly to the Chief Financial Officer of the Company or his designees. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section 5.03 shall, prior to the Effective Time, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney-client, work product or similar privilege or trade secret protection held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to Third Parties; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent and its Representatives for access or information pursuant to this Section 5.03 in a manner that does not result in such a waiver or violation (including by entering into joint defense or similar agreements with respect thereto).

(b) All information furnished pursuant to this Section 5.03 shall be subject to that certain Confidentiality Agreement, dated as of July 18, 2011 between Parent and the Company (the “Confidentiality Agreement”). The parties acknowledge and agree that nothing in the Confidentiality Agreement shall be deemed to restrict Parent from engaging in discussions and negotiations or making proposals as contemplated by Section 5.02(d) and Section 5.02(e).

SECTION 5.04. Shareholder Litigation. The Company shall give Parent the opportunity to consult with the Company (and the Company shall give due consideration to Parent’s advice) regarding the defense or settlement of any shareholder litigation against the Company and/or its officers or directors relating to this Agreement and the transactions contemplated hereunder and the Company shall keep Parent reasonably informed with respect to the status of, and any material developments in, any such litigation. The Company shall not settle any such litigation prior to such consultation and consideration and without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned with respect to any settlement of such litigation that solely involves a cash payment by the Company); provided, however, that such consent shall not be required with respect to any settlement of such litigation that solely involves a cash payment by the Company if such cash payment is made by the Company using only proceeds of one or more of its insurance policies (taking into account applicable deductibles payable by the Company).

SECTION 5.05. Real Estate Matters. Parent, at its sole discretion and expense, may order preliminary title reports from one or more nationally recognized title companies (the “Title Companies”) with respect to any of the Company Owned Real Property (the Company Owned Real Property covered by such reports being referred to herein as the “Titled Property”). The Company, at no expense to the Company, shall use commercially reasonable efforts in connection with Parent’s efforts to obtain title insurance policies pursuant thereto, including, by providing customary affidavits and indemnities as are required by the Title Companies and in a form reasonably acceptable to the Company for the deletion or modification of standard or printed exceptions regarding construction liens, parties in possession and unrecorded title matters so as to remove the “gap” in any title insurance policies issued pursuant thereto, that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state or province in which the Titled Property is located. Such cooperation shall include providing Parent and the Title Companies copies of, with respect to Titled Property, reasonably requested existing surveys, existing title commitments and title insurance policies, to the extent the same are in the possession of the Company or its Subsidiaries and to the extent the same are not publicly available. Neither the Company nor its Subsidiaries shall have any obligation to cure any title matters.

SECTION 5.06. D&O Insurance. Prior to the Effective Time, the Company shall purchase prepaid six-year officers’ and directors’ “tail” liability policies (“D&O Insurance”) on terms and conditions that are substantially similar to the Company’s existing officers’ and directors’ liability policies and providing coverage benefits that are not materially more or less favorable to the Indemnified Persons than the Company’s current such policy; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed 350% of the current annual premium paid by the Company for its existing officers’ and directors’ liability policy (the “Maximum Amount”); provided, further, however, that if the cost of the D&O Insurance exceeds the Maximum Amount, the Company shall purchase as much comparable insurance as is available for the Maximum Amount. The D&O Insurance shall be placed through Willis Group Holdings or its Affiliates. In addition, the Company shall cooperate with Parent to enable Parent to purchase “tail” coverage for professional liability and other similar insurance policies of the Company and its Subsidiaries to be placed through such brokers and with such insurance carriers as may be specified by Parent.

SECTION 5.07. Rule 16b-3. The Company shall, and shall be permitted to, take all actions to cause any dispositions of equity securities of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the 1934 Act, to be exempt under Rule 16b-3 under the 1934 Act.

SECTION 5.08. Company Board of Directors. Prior to the Closing, the Company shall obtain the resignation of each of the officers and directors of the Board of Directors of each of the Company’s Subsidiaries effective upon the Effective Time.

SECTION 5.09. Series A Preferred Stock. Prior to the Effective Time, the Company shall cause the Series A Preferred Stock to be cancelled (by way of redemption, repurchase, conversion or other action of substantially similar effect); provided, however, that the Company shall not, without the prior written consent of Parent, (a) pay more than an amount per share in cash equal to the sum of (i) $105 per share of Series A Preferred Stock plus (ii) all accrued and unpaid dividends thereon, or (b) issue more than the number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the terms of the Series A Articles of Amendment; provided, further, however, that notwithstanding the foregoing, (i) the Company shall be deemed to have redeemed all outstanding shares of Series A Preferred Stock if, at least ten trading days prior to the Effective Time, the Company provides notice of such redemption to the holders of the Series A Preferred Stock (the “Series A Holders”) in accordance with Article VI of the Company’s bylaws, the Company complies with Section 607.0721 of Florida Law in connection with such redemption and a sum sufficient to redeem such shares has been deposited with a bank, trust company, or other financial institution upon an irrevocable obligation to pay the Series A Holders the redemption price upon surrender of the shares and (ii) in the event that any Series A Holder is unable to provide the Company with a stock certificate or other satisfactory evidence of ownership of any shares of Series A Preferred Stock, payment of the redemption price or the repurchase price, as the case may be, for any shares of Series A Preferred Stock held by such Series A Holder may be made upon receipt of an indemnity bond in an amount per share and form satisfactory to the Company (which in no event will be less than the amount to be received by such Series A Holder upon redemption or repurchase in accordance with this Section 5.09). If and to the extent cancellation of any shares of Series A Preferred Stock is made by other action of substantially similar effect as repurchase or redemption, the provisions of subsection (ii) of the proviso above, or other action of substantially similar effect, shall apply if appropriate.

ARTICLE 6

COVENANTS OF PARENT

SECTION 6.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

SECTION 6.02. Director and Officer Liability.

(a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, arbitration, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law; provided, however, that any advancement of fees and expenses shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such advanced amounts if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.02(a)), judgments, fines, losses, claims, damages, liabilities and/or amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time and by reason of the fact that the Indemnified Person is or was a director, officer, employee, or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case to the fullest extent permitted by Applicable Law. In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action;.

(b)(i) All rights in existence under the Company’s and its Subsidiaries’ Organizational Documents in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time and (ii) any indemnification agreement in effect on the date of this Agreement between one or more Indemnified Persons, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that is set forth on Section 6.02(b) of the Company Disclose Schedule, in each case, shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall not be modified or amended, in a manner adverse to any Indemnified Person; in the case of clause (i), for a period of six years from the Effective Time; it being understood that nothing in this sentence shall require any amendment to the Organizational Documents of the Surviving Corporation or any such indemnification agreement; provided, however, that, in the case of clauses (i) and (ii), that any such elimination of liability or exculpation provisions shall be subject to any limitations imposed from time to time under Applicable Law.

(c) If Parent, the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.02.

(d) The rights of each Indemnified Person under this Section 6.02 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 6.03. Certain Prohibited Actions. Prior to the Closing, neither Parent nor Merger Subsidiary shall, directly or indirectly, (a) become the beneficial owner of 20% or more of the voting securities of the Company, or (b) acquire the power to, directly or indirectly, by contract or otherwise, cause the appointment or election of 25% or more of the directors to the Company Board.

SECTION 6.04. Financing. Parent and Merger Subsidiary shall use their commercially reasonable efforts to take all actions and to do all things necessary or advisable, after taking in account the cash of Parent to be used to make the payments required to be made by Parent and Merger Subsidiary at the Effective Time, to draw down borrowings under the Credit Agreement at the Effective Time in an amount sufficient to make the payments required to be made by Parent and Merger Subsidiary at the Effective Time, including using commercially reasonable efforts to (i) maintain in effect the Credit Agreement; (ii) to the extent within their control, satisfy on a timely basis all of the conditions precedent set forth in the Credit Agreement; and (iii) execute and deliver any documentation required by the Credit Agreement to make such borrowings. Parent shall give the Company prompt notice of any material breach or threatened material breach by any party to the Credit Agreement of which Parent becomes aware. Without limiting Parent’s and Merger Subsidiary’s other obligations under this

Section 6.04, if a breach of the Credit Agreement occurs, Parent shall (A) promptly notify the Company of such breach and (B) use commercially reasonable efforts to cure such breach or obtain alternative financing in an amount (if any) necessary to make the payments to be made by Parent and Merger Subsidiary at the Effective Time, as promptly as practicable following the occurrence of such event. Parent shall not agree to any material amendment, replacement, reduction, supplement, or other modification of, or waive any of its material rights under, the Credit Agreement, if such amendment, replacement, supplement or other modification or waiver would reasonably be expected to prevent, materially delay, or materially impede the borrowings under the Credit Agreement (or would add any material additional conditions to the availability of such borrowings).

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

SECTION 7.01. Proxy Statement; Company Shareholder Meeting.

(a) As soon as practicable following the date of this Agreement, but in no event no later than ten Business Days after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”), to be sent to the holders of Company Common Stock relating to the meeting of such holders to be held for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”). The Proxy Statement shall comply as to form, in all material respects, with the applicable provisions of the 1934 Act, and shall be in form and substance reasonably satisfactory to Parent prior to filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the SEC notifies the Company that the SEC has no further comments to the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent and its counsel the reasonable opportunity to review and comment thereon, which such comments shall be given reasonable and good faith consideration by the Company. The Company shall (i) notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and (ii) provide Parent with a reasonable opportunity to review and comment on the Company’s proposed response to any such comments from the SEC and its staff (to which reasonable and good faith consideration shall be given by the Company). The Company will advise Parent, promptly after it receives notice of the time when the SEC has cleared the Proxy Statement for mailing. If at any time prior to the Company Shareholder Meeting, any information in the Proxy Statement (other than information that is supplied in writing by Parent or Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement) is discovered by the Company to contain any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Applicable Law, disseminate the information contained in such amendment or supplement to the shareholders of the Company.

(b) Parent shall supply, or cause to be supplied, any such information relating to Parent and Merger Subsidiary required under the 1934 Act and SEC rules and regulations promulgated thereunder to be set forth in the Proxy Statement requested in writing by the Company within two Business Days of its receipt of such request.

(c) If at any time prior to the Company Shareholder Meeting, any information that is supplied in writing by Parent or Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement, should be discovered by Parent to contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company in writing of the changes that should be made to such information, and the

Company shall promptly file an appropriate amendment or supplement to reflect such changes and, to the extent required by Applicable Law, disseminate the information contained in such amendment or supplement to the shareholders of the Company.

(d) The Company shall, not later than five calendar days prior to the date on which it expects to mail to shareholders the definitive Proxy Statement, duly call and give notice of, and as soon as reasonably practicable thereafter (which shall be no more than thirty (30) days after the mailing of the Proxy Statement (unless Parent shall consent to a later date)), convene and hold the Company Shareholder Meeting in accordance with Applicable Law and the Organizational Documents of the Company for the purpose of obtaining the Company Shareholder Approval. Subject to the right of the Company Board to make a Company Adverse Recommendation Change in accordance with Section 5.02(d) or Section 5.02(e), the Company shall use its commercially reasonable efforts (including, subject to the Company Board’s exercise of its fiduciary duties, postponing or adjourning the Company Shareholder Meeting to make any communication permitted by this Agreement or to obtain a quorum or to solicit additional proxies) to obtain the Company Shareholder Approval. Subject to Section 5.02(d) or Section 5.02(e), the Company Board shall include the Company Board Recommendation in the Proxy Statement. At such Company Shareholder Meeting, the Company agrees that it shall not submit to the vote of the shareholders of the Company any matters other than matters which relate to the approval of this Agreement and the Merger and the adoption of this Agreement and such other matters as may be required under Applicable Law to be considered at such meeting or otherwise reasonably approved by Parent.

SECTION 7.02. Commercially Reasonable Efforts; Antitrust Filings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) taking all appropriate actions, and doing, or causing to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using their commercially reasonable efforts to obtain and maintain all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all Governmental Authorities or other Third Parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) defending any Proceedings, investigations or inquiries threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven Business Days after the date of this Agreement and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) In addition, each of Parent and the Company shall use their respective commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act that are required for the consummation of the transactions contemplated by this Agreement, which efforts shall include taking all such reasonable actions and doing all such things reasonably necessary to (i) resolve any objections, if any, as any Governmental Authority may assert under Section 7 of the Clayton Act or similar US antitrust or competition laws with respect to the transactions contemplated by this Agreement and (ii) avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Authority so as to enable the transactions contemplated by this Agreement to be consummated as soon as possible after the date hereof, including for purposes of the preceding clauses (i) and (ii), such reasonable undertakings and commitments as may be reasonably requested by any Governmental Authority, in sufficient time to allow the conditions to the Merger to be satisfied on or before the End Date. Notwithstanding the foregoing or any other provision to the contrary in this Agreement, nothing contained in this Agreement shall require or obligate the Company, Parent or any of their respective Affiliates to: (i) in the event that an administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the transactions contemplated by this Agreement, agree to defend any such action or actions, or (ii) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or other assets of Parent, the Company or any of their respective Subsidiaries, or any interest or interests therein.

(d) Parent and the Company will promptly inform the other of any communication from any Governmental Authority with respect to the HSR Act that is substantive in nature, and consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any investigation by any Governmental Authority of the Merger or legal proceeding that is substantive in nature related to the Merger. In addition, except as may be requested by any Governmental Authority or prohibited by any Applicable Law, in connection with any investigation or legal proceeding relating to the HSR Act to which either Parent or the Company is a party, each of Parent and the Company will provide prompt notice of and permit authorized representatives of the other party to be present at each meeting or conference relating to any such investigation or legal proceeding and to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority that is substantive in nature in connection with any such investigation or legal proceeding.

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall be responsible for any and all filing fees with respect to the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby.

(f) Parent and the Company shall jointly determine strategy, subject to mutual consultation with each other, in connection with all matters relating to the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and the expiration of waiting periods.

SECTION 7.03. Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the applications and notices for the consents required that are listed in Section 3.03(a) of the Company Disclosure Schedule and Section 4.03(c) of the Parent Disclosure Schedule, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Each of Parent and the Company shall promptly notify the other party of any notice or other communication that is substantive in nature it or any of its Subsidiaries receives from any Governmental Authority or any Third Party relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority or Third

Party and shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives and any Governmental Authority or Third Party. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority or Third Party in respect of any such filings, investigation or other inquiry that is substantive in nature unless it consults with the other party in advance and, unless the other party is requested by such Governmental Authority not to attend or such attendance is prohibited by Applicable Law, gives the other party the opportunity to attend and participate at such meeting.

(c) Matters relating to the Proxy Statement shall be governed by Section 7.01 and not this Section 7.03. Matters relating to the HSR Act shall be governed by Section 7.02 and not this Section 7.03.

SECTION 7.04. Public Announcements. The initial press release concerning the Merger, this Agreement and the transactions contemplated hereby shall be a joint press release in the form attached hereto as Exhibit A. Following the issuance of such initial press release and prior to the Effective Time, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, Parent and the Company shall, to the extent practicable, consult with each other, and give each other the opportunity for review and comment on any applicable materials, before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and opportunity to review and comment; provided, however, that the restrictions set forth in this Section 7.04 shall not apply to any release, public statement, press conference or conference call in connection with any dispute between the Company and Parent regarding the Merger, this Agreement or the transactions contemplated hereby.

SECTION 7.05. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and regulations of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

SECTION 7.06. Company Credit Facilities.

(a) The Company shall use commercially reasonable efforts to negotiate one or more payoff letters from the agents under the Company Credit Facilities, in customary form reasonably acceptable to Parent, with respect to any and all obligations of the Company and its Subsidiaries under the Company Credit Facilities (collectively, the “Company Indebtedness”) which one or more payoff letters shall (i) indicate the total amount required to be paid to fully satisfy all principal and interest as well as any prepayment premiums, make whole amounts, penalties, breakage costs or similar obligations related to such Company Indebtedness as of the anticipated Closing Date (and daily accrual thereafter) (the “Payoff Amounts”) and (ii) state that all liens and all guarantees in connection therewith relating to the assets of the Company or any Subsidiary of the Company shall be, upon the payment of the Payoff Amounts on the Closing Date, released and terminated; provided, however, in the case of clauses (i) and (ii) of this Section 7.06(a), other than in respect of obligations that customarily continue subsequent to the satisfaction of amounts then outstanding under credit facilities on the Closing Date (the payoff letters described in this sentence being referred to as the “Payoff Letters”). The Company shall use its commercially reasonable efforts to deliver a copy of the Payoff Letters to Parent no less than two Business Days prior to the Closing Date. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other reasonable actions requested by Parent to facilitate the termination of commitments under the Company Credit Facilities, effective as of immediately after the Effective Time, the repayment in full of all obligations then outstanding thereunder (using funds provided by Parent) and the release of all encumbrances and termination of all guarantees (other than customarily continuing obligations thereunder) in connection therewith on the Closing Date, effective as of immediately after the Effective Time (such termination, repayment and release, the “Credit Facility Termination”); provided, however, that in no event shall this Section 7.06 require the Company or any of its Subsidiaries to make any payment or incur any monetary obligation or liability in connection with such Credit Agreement Termination or cause such Credit Agreement Termination unless the Closing shall have occurred and the Company shall have received funds to pay in full the Payoff Amounts from Parent, except as provided in Section 7.06(c). In addition, to the extent Parent requests, the Company shall use its commercially reasonable efforts to obtain payoff letters in customary form for and with respect to any other indebtedness for borrowed money to be paid at Closing not covered by the foregoing.

(b) Section 7.06(b) of the Company Disclosure Schedule contains a correct and complete list of all outstanding letters of credit issued by the Company or any of its Subsidiaries, indicating which of these letters of credit are reserved under the revolving credit facility under the First Lien Credit Facility. The Company shall cooperate with Parent to provide that these letters of credit, which are reserved under such revolving credit facility, are either terminated at the Effective Time or become reserved under Parent’s Amended and Restated Credit Agreement, dated as of November 22, 2011.

(c) Immediately following the Effective Time, Parent shall contribute capital to the Surviving Corporation and/or loan or advance to the Surviving Corporation an amount of funds sufficient to repay the Payoff Amounts as set forth in the Payoff Letters, net of any cash of the Company and its Subsidiaries available for such purpose, as contemplated by Section 7.06(a).

SECTION 7.07. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other lawful actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 7.08. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication of a substantive nature from any Governmental Authority received by such party in connection with the transactions contemplated by this Agreement;

(b) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a failure of the closing condition set forth in Section 8.02(a) or Section 8.03(a), as the case may be;

(c) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a failure of the closing condition set forth in Section 8.02(b) or Section 8.03(b), as the case may be; and

(d) any change, effect, development or event that has or would reasonably be expected to have a Material Adverse Effect on such party;

provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

SECTION 7.09. Anti-Takeover Statute. If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE 8

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company and Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver) of the following conditions on or prior to the Closing Date:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order. No Applicable Law, arbitration award, finding or Order (whether temporary, preliminary or permanent) shall be in effect that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.

(c) HSR Act; No Proceeding. (i) Any applicable waiting periods, together with any extensions thereof, under the HSR Act to consummate the Merger shall have expired or been terminated and (ii) no Proceeding, investigation or inquiry initiated by a Governmental Authority shall be pending that is (x) challenging or seeking to prevent or prohibit consummation of the Merger or (y) seeking to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction.

SECTION 8.02. Additional Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are also subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver) of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.01(a) (Corporate Existence and Power), Section 3.02 (Corporate Authorization), and Section 3.04(a) (Non-contravention) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); (ii) the representations and warranties of the Company set forth in Section 3.05 (Capitalization), Section 3.23 (Opinion of Financial Advisor) and Section 3.24 (Finders’ Fees) shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date); it being understood that the representations made in Section 3.05 and Section 3.24 shall be deemed to be true and correct in all material respects only if any inaccuracies will result in aggregate losses or expenses of no more than $750,000; and (iii) all of the other representations and warranties of the Company contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d) Consents and Approvals. The Company shall have obtained all of the consents, approvals and waivers listed in Schedule 8.02(d) of the Company Disclosure Schedule.

(e) Tax Certificate. Parent shall have received an affidavit from the Company stating that the shares of Company Common Stock are not a “United States real property interest” within the meaning of Section 897(c) of the Code, dated as of the Closing Date and in form and substance required under Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations.

(f) Series A Preferred Stock. The Company shall have caused to be cancelled each outstanding share of Series A Preferred Stock in accordance with Section 5.09.

(g) Company Material Adverse Effect. Since the date of this Agreement, there have been no changes, effects, developments or events that have had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 8.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver) of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization) and Section 4.09 (Availability of Funds), shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time; and (ii) all of the other representations and warranties of Parent contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to delay or impair the ability of Parent or Merger Subsidiary to consummate the Merger or materially delay or impair the ability of Parent or Merger Subsidiary to perform its material obligations or consummate the other transactions contemplated by this Agreement.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

ARTICLE 9

TERMINATION

SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of Company Shareholder Approval):

(a) by mutual written agreement of the Company and Parent, by action of their respective Boards of Directors;

(b) by either Parent or the Company, if the Merger has not been consummated on or before April 30, 2013(such date as may be extended pursuant to the second proviso of this Section 9.01(b), the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party if the failure of the Effective Time to occur by the End Date is due wholly or partly to the failure of that party to fulfill in all material respects all of its obligations under this Agreement; provided, however, that that if on the End Date, the conditions set forth in Section 8.01(c) shall not have been satisfied, but all other conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing), then the End Date shall be extended until May 10, 2013;

(c) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied and (ii) either cannot be cured or has not been cured prior to the earlier of (A) the fifteenth calendar day following receipt by Parent of written notice of such breach from the Company and (B) the calendar day immediately prior to the End Date;

(d) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied and (ii) either cannot be cured or has not been cured prior to the earlier of (A) the fifteenth calendar day following receipt by Company of written notice of such breach from Parent and (B) the calendar day immediately prior to the End Date;

(e) by Parent, if (i) the Company Board shall have failed to include the Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change, (ii) the Company enters into an Alternative Acquisition Agreement, (iii) the Company Board approves or recommends any Acquisition Proposal, (iv) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing or (v) a tender or exchange offer constituting an Acquisition Proposal relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the 1934 Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(f) by either Parent or the Company, if any Governmental Authority shall have obtained, enacted, issued, promulgated or enforced any arbitration award, finding or Order restraining, enjoining, preventing, prohibiting or making illegal the consummation of the Merger, and such arbitration award, finding or Order shall have become final and non-appealable;

(g) by the Company, if (i) prior to obtaining Company Shareholder Approval the Company Board enters into a definitive agreement providing for a Superior Proposal not in violation of Section 5.02(d)(ii), and (ii) prior to or concurrent with such termination, Parent has received the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee by wire transfer in same day funds; or

(h) by the Company or Parent, if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting.

SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 10.04(b) or 10.14 or in the case of willful or intentional breach or fraud). Notwithstanding the foregoing, the provisions of this Section 9.02, Section 10.04, Sections 10.06 through 10.14 and Article 11 shall survive any termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

Attention: Law Department

Facsimile No.: (502) 580-2799

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Jeffrey Bagner, Esq.

Facsimile No.: (212) 859-4000

if to the Company, to:

Metropolitan Health Networks, Inc.

777 Yamato Road

Suite 510

Boca Raton, Florida 33431

Attention: Roberto L. Palenzuela, General Counsel

Facsimile No.: (561) 805-8501

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 Avenue of the Americas, Suite 4400

Miami, Florida 33131

Attention: David Wells, Esq.

Facsimile No.: (305) 961-5613

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next Business Day in the place of receipt.

SECTION 10.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, or except as otherwise provided in Section 9.02, the termination of this Agreement.

SECTION 10.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time by action of the Board of Directors of each of the Company, Parent and Merger Subsidiary, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after the Company Shareholder Approval shall have been obtained, there shall be no amendment or waiver that (i) is prohibited by Florida Law or (ii) pursuant to Florida Law requires further Company Shareholder Approval, without such further approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 10.04. Expenses; Termination Fee.

(a) Except as set forth in Section 7.02(e), this Section 10.04 and Section 10.14, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated or this Agreement is terminated.

(b) If this Agreement is terminated:

(i) by either party at a time when Parent is entitled to terminate this Agreement in accordance with Section 9.01(b) (End Date) (other than if on the End Date (as may be extended in accordance with Section 9.01(b)), the conditions set forth in Section 8.01(c)(i) or Section 8.01(c)(ii) (if such Proceeding, investigation or inquiry concerns antitrust matters) shall not have been satisfied but all other conditions shall have satisfied or waived (other than those conditions which by their nature cannot be satisfied other than at the Closing)), and if within 12 months after this Agreement is terminated in accordance with Section 9.01(b), the Company enters into, or consummates the transactions contemplated by, an Alternative Acquisition Agreement, then the Company shall pay in cash to Parent within two Business Days after the Company consummates such Alternative Acquisition Agreement, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee;

(ii) by the Company in accordance with Section 9.01(c) (Parent Breach), then Parent shall pay in cash to the Company, within two Business Days after the date on which this Agreement is terminated, the Expense Reimbursement (to the extent that the Company has at such time provided documentation for such Expense Reimbursement; provided, however, if the Company has not at such time provided documentation for such Expense Reimbursement, Parent shall promptly pay such Expense Reimbursement to the Company upon receiving such documentation);

(iii) by Parent in accordance with Section 9.01(d) (Company Breach), then the Company shall pay in cash to Parent, within two Business Days after the date on which this Agreement is terminated, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation);

(iv) by Parent in accordance with Section 9.01(e) (Company Adverse Recommendation Change), then the Company shall pay in cash to Parent, within two Business Days after the date on which this Agreement is terminated, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee;

(v) by the Company in accordance with Section 9.01(g) (Superior Proposal), then the Company shall pay in cash to Parent the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee as provided in Section 9.01(g); or

(vi) by the Company or Parent in accordance with Section 9.01(h) (Failure of Company Shareholder Approval), an Acquisition Proposal (for purposes of this Section 10.04(b)(vi), changing the references therein from 20% to 50.1%) shall have been publicly announced (whether or not conditional) and is not withdrawn at the time of the Company Shareholder Meeting and if within 12 months after this Agreement is terminated in accordance with Section 9.01(h), the Company enters into, or consummates the transactions contemplated by, an Acquisition Proposal, then the Company shall pay in cash to Parent within two Business Days after the Company consummates such Alternative Acquisition Agreement, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee.

(c) Each party acknowledges that the agreements contained in Section 10.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, each party acknowledges and agrees on behalf of itself and its Affiliates that the payments contemplated by Section 10.04(b) is not a penalty, but rather, except in the case of Section 10.04(b)(ii) or Section 10.04(b)(iii), is liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which the fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary contained herein, the right to receive the amounts upon termination of this Agreement pursuant to Section 10.04(b) and Section 10.14, except in the case of Section 10.04(b)(ii) or Section 10.04(b)(iii), shall be the sole and exclusive remedy of the parties in the event the Agreement is terminated and, upon payment of such amounts, the paying party shall not have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) For the avoidance of doubt, only one fee shall be payable pursuant to Section 10.04(b).

(e) In the case of Section 10.04(b)(ii) or Section 10.04(b)(iii), the Company (on behalf of itself and its shareholders) or Parent, as applicable, may pursue and recover such additional damages as it may be entitled under Applicable Law resulting from the breaches or failures to perform by the other party that gave rise to the right to terminate this Agreement. Each of the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, hereby expressly acknowledges and agrees that such additional damages may include damages based on the loss of economic benefits of the transactions contemplated by this Agreement to the other and, in the case of the Company, to its shareholders.

SECTION 10.05. Disclosure Schedule References. If and to the extent any information required to be furnished in any Section of a Disclosure Schedule is contained in any other Section of such Disclosure Schedule, such information shall be deemed to be included in all Sections of such Disclosure Schedule in which the information would otherwise be required to be included so long as the relevance of such information to such other Sections is reasonably apparent on its face. Disclosure of any fact or item in any Section of a Disclosure Schedules shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, or that such item or fact will in fact exceed any applicable threshold limitation set forth in this Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or of disclosing any information required to be disclosed under this Agreement.

SECTION 10.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except (i) only from and after the Effective Time as provided in Section 6.02, (ii) only from and after the Effective Time, for the rights of the holders of Company Common Stock and Company Stock Options under Article 1 of this Agreement to receive payment therefor, and (iii) the right of the Company on behalf of its shareholders to pursue and recover additional damages as provided in Section 10.04(e), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. The third-party beneficiary rights referenced in clause (iii) above may be exercised only by the Company (on behalf of its shareholders as their agent) through actions expressly approved by the Company Board, and no shareholder of the Company whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party; provided, however, that Parent may assign the rights and obligations of Merger Subsidiary to another wholly owned Subsidiary of Parent.

SECTION 10.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law rules of such state.

SECTION 10.08. Jurisdiction. (a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Southern District of Florida or, if such court shall not have jurisdiction, any federal court sitting in the State of Florida, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida, and to the fullest extent permitted by Applicable Law, each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. To the fullest extent permitted by Applicable Law, process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees to the fullest extent permitted by Applicable Law that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

SECTION 10.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 10.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

SECTION 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 10.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement, the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court as specified in Section 10.08.

SECTION 10.14. Prevailing Parties. If any Proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Proceeding and, if applicable, the interest on any then unpaid portion of the Termination Fee (at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually made), in addition to any other relief to which it may be entitled.

ARTICLE 11

DEFINITIONS

SECTION 11.01. Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” shall mean any proposal or offer (including any proposal or offer made directly to the Company’s shareholders) from any Third Party relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries (including securities of such Subsidiaries), consolidated assets of the Company and its Subsidiaries as to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or 20% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions, (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party becoming the beneficial owner of 20% or more of any class of equity securities of the Company or any of its Subsidiaries or the filing with the SEC of a Schedule TO, a Schedule 13E-3 or a registration statement under the Securities Act in connection therewith, (iii) any merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries that if consummated would result in any Third Party becoming the beneficial owner of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, 20% or more of the consolidated assets of the Company and its Subsidiaries (including securities of such Subsidiaries) or consolidated assets of the Company and its Subsidiaries as to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable in each case other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, a proposal or offer from any Third Party relating to (x) the acquisition any equity securities of one or more Subsidiaries of the Company principally engaged in the sleep diagnostic business or (y) the sale of a substantial portion of the assets of one or more such Subsidiaries of the Company shall not be deemed to be an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership or voting securities, by contract or otherwise.

“AHCA” means the Florida Agency for Health Care Administration.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation (including any guideline or criterion that is administered or enforced), Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Miami, Florida, Louisville, Kentucky or New York, New York are authorized or required by Applicable Law to close.

“CMS” means the Centers for Medicare and Medicaid Services, a division of the United States Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2012 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012.

“Company Balance Sheet Date” means March 31, 2012.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Credit Facilities” means that certain (i) Credit Facility Agreement, dated as of October 4, 2011 (the “First Lien Credit Facility”), by and among the Company and certain of its Affiliates, in their capacity as credit parties thereto, General Electric Capital Corporation, in its capacity as agent and lender, and certain other lenders party thereto and (ii) Second Lien Credit Agreement (the “Second Lien Credit Facility”, dated as of October 4, 2011, by and among the Company and certain of its Affiliates, in their capacity as credit parties thereto, General Electric Capital Corporation, in its capacity as agent and lender, and certain other lenders party thereto.

“Company Data Room” means the documents and information relating to the Company and its Subsidiaries provided to Parent in that certain virtual data room maintained by the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries and includes all Intellectual Property listed in Section 3.19(a) of the Company Disclosure Schedule.

“Company Owned Real Property” means, all real property owned in fee by the Company and its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including all easements, rights of way and appurtenances relating thereto.

“Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, lease or license, whether written or oral.

“Disclosure Schedule” means the Company Disclosure Schedule and/or the Parent Disclosure Schedule, as applicable.

“Environmental Law” means any Applicable Law relating to (i) the presence, release or control of or exposure to any Hazardous Substance (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of a Hazardous Substance, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) pollution or protection of the environment (including air, groundwater, surface water, sediments, soils, land surface and subsurface strata) or natural resources.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Expense Reimbursement” means with respect to the relevant party, reimbursement for such party’s reasonable and documented out of pocket costs and expenses in connection with due diligence, drafting and negotiating in connection with the transactions contemplated by this Agreement (which, as to Parent, shall include expenses incurred by Merger Subsidiary), including printing fees, filing fees, and reasonable fees and expenses of its legal and financial advisors and other Representatives related to this Agreement and the transactions contemplated hereby and any relating financings, in an amount not to exceed $5,333,000 in the aggregate (for the avoidance of doubt, any portion of the Termination Fee payable by Parent to its financial advisors shall not be deemed as an expense that is reimbursable under this definition nor shall any such amount be applied against the $5,333,000 limit under this definition).

“Florida Law” means the Florida Business Corporation Act, as amended.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Governmental Healthcare Program” means collectively, any “Federal Healthcare Programs” or “State Healthcare Programs” as defined under Title XVIII of the Social Security Act, as amended, including the Medicare and Medicaid programs established under and governed by the applicable provisions of Title XVIII of the Social Security Act (as well as any Applicable Laws implementing the Medicaid program) and any other state or federal health care program, plan or contract.

“Hazardous Substance” means any chemical, substance, waste or material identified, listed, regulated or defined as a “pollutant”, “contaminant”, “toxic,” “radioactive,” “ignitable,” “corrosive,” “reactive,” or “hazardous,” or subject to liability or a requirement for investigation or remediation, under any Environmental Law, including petroleum or any fraction thereof, asbestos and asbestos-containing material, and toxic mold.

“Health Benefit Laws” shall mean all Applicable Law relating to the licensure, certification, qualification or authority to transact business relating to the provision of, payment for, arrangement of, or administration or utilization of health or medical benefits, insurance or provider claims, including ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the HIPAA, the Applicable Law governing the Medicare Advantage Program, the Insurance Code of the State of Florida, and other Applicable Law relating to the regulation of workers compensation, managed care organizations, insurance companies, third-party administrators, utilization review agents, certificates of need, utilization review coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse, patient referrals and provider incentives.

“Health Benefit Plan” means all of the health and medical care benefit plans and products, and all of the prescription drug plans and products, and any evidence of coverage form, summary of benefits form, or other policy forms reflecting the benefits or coverage under such plans, offered, sold, administered or maintained by the Company for the benefit of its Members.

“HHS” means the Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996. HIPAA, as amended by the Health Information Technology for Economic and Reinvestment Act and any other amendments thereto, and all related and other Applicable Law addressing the privacy, security, and transmission of health information with regard to the operations and services provided by Company and its Subsidiaries and with regard to any and all health plans maintained for the benefit of the their employees.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and other proprietary rights, in any jurisdiction, whether registered or not, including, rights in and to (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, patents, applications for patents (including divisions, continuations, continuations in part, reexaminations and any counterparts claiming priority therefrom), and any renewals, extensions, or reissues thereof; (iii) trade secrets, business, technical and know-how information, non-public information and confidential information (collectively, “Trade Secrets”); (iv) writings and other works of authorship including software, whether copyrightable or not, and any and all copyright rights, whether registered or not and registrations or applications for registration of copyrights, and any renewals or extensions thereof; (v) database rights, design rights, and privacy rights and (vi) tangible embodiments.

“Intervening Event” shall mean a fact, event, change, occurrence, development or set of circumstances material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Company Board as of or prior to the date of this Agreement.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation used by, and related services provided to, the Company or its Subsidiaries, including as owned, licensed, leased or otherwise used by the Company or its Subsidiaries.

“Knowledge” of a party means the actual knowledge of such party’s executive officers after making due and diligent inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance, including rights of first refusal, options to purchase, purchase agreements and Contracts for deed or installment sale agreements.

“made available” means with respect to any material provided by the Company shall mean a copy of such material has been (a) filed as an exhibit to the Company SEC Reports without any redacted information, (b) posted to the Company Data Room prior to the execution of this Agreement or (c) provided or delivered to any legal counsel to Parent or any executive officer of Parent, in each case, prior to the execution of this Agreement.

“Material Adverse Effect” means with respect to any Person, any change, effect, development or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of such Person and its Subsidiaries, or (ii) prevents or materially impairs the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that no change, effect, development or event (by itself or when aggregated or taken together with any and all other changes, effects, developments or events) to the extent resulting from, arising out of, or attributable to, any of the following shall be deemed to constitute or be taken into account when determining whether a “Material Adverse Effect” has occurred: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by this Agreement, the identity of Parent or the performance or compliance with the terms of this Agreement (including, in each case (i) any actions, challenges, or investigations relating to this Agreement or the transactions contemplated hereby made or brought by any current or former shareholders of Parent or the Company and (ii) any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom, (D) any changes, effects, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from this definition), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, (F) any adoption, implementation, promulgation, repeal, change or proposal in Applicable Law or GAAP (or any interpretation thereof), or (G) compliance with Section 5.01 and/or Section 7.02, except to the extent such changes, effects, developments or events resulting from or arising out of the matters described in clauses (A), (B) and (F) disproportionately affect such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate, taken as a whole.

“Material Company Lease” means any lease, sublease or license of Material Company Leased Real Property for the payment by the Company or any Company Subsidiary of aggregate annual rental payments of $500,000 or more.

“Material Company Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by the Company or its Subsidiaries pursuant to a Material Company Lease.

“Material Company Real Property” means the Material Company Leased Real Property and the Company Owned Real Property.

“Medicaid” means Title XIX of the Social Security Act, as amended, or any successor law, and all regulations issued pursuant thereto and any successor law, and the laws of the State of Florida and any other States in which the Company does business passed or promulgated in connection with programs administered under Title XIX of the Social Security Act, as amended.

“Medicare” means Title XVIII of the Social Security Act, as amended, or any successor law and all regulations issued pursuant thereto and any successor law.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any claim, judgment, decree, injunction, ruling, award, stipulation, writ, verdict or decision or order of any court or arbitrator having jurisdiction over such matter or any Governmental Authority (in each case, whether temporary, preliminary or permanent), including any voluntary agreement enter into with a Governmental Authority such as a corporate integrity agreement.

“Organizational Documents” means (i) with respect to any entity that is a corporation, such corporation’s certificate or articles of incorporation and bylaws, (ii) with respect to any entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (iii) with respect to any other entity, such entity’s organizational or charter documents.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business that are not yet due or being contested in good faith; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property arising in the ordinary course of business; (iv) Liens imposed by Applicable Law (other than as a result of a failure to comply therewith); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) Liens (other than mortgage liens) that do not materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby; and (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any action, claim, charge, audit, lawsuit, demand, suit, hearing, litigation, proceeding, arbitration, appeal, judicial review or other dispute (in each of foregoing cases, whether civil, criminal or administrative) commenced, brought or conducted by any Person or Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Stock Plan” means the Company’s Omnibus Equity Compensation Plan.

“Subsidiary” means (i) with respect to any Person (including the Company), any entity, the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, of which securities or other ownership interests representing at least fifty percent of the equity or at least fifty percent of the ordinary voting power (or, in the case of a partnership, more than fifty percent of the general partnership interests) are directly or indirectly owned by such Person and (ii) with respect to the Company (in addition to clause (i)) each of the entities listed on Section 3.06(a) of the Company Disclosure Schedule.

“Superior Proposal” means any bona fide, written Acquisition Proposal, not solicited or initiated in violation of Section 5.02(a), for at least 50.1% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel) and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger or, if applicable, any binding offer by Parent to amend the terms of this Agreement made in circumstances contemplated by Section 5.02(d) (in the case of a Company Adverse Recommendation Change being made in respect of a Superior Proposal) after taking into account all the terms and conditions of this Agreement and such binding offer (including the expected timing and likelihood of consummation) and taking into account any governmental and other approval requirements, (ii) that is reasonably capable of being completed on the terms proposed and on a timetable not materially longer than the contemplated consummation of the Merger, taking into account the identity of the Person making the proposal or offer, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then committed.

“Termination Fee” means a fee in the amount of $16,000,000.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.02(a)
Anti-Takeover Statutes	Section 3.22(a)
Articles of Merger	Section 1.01(c)
Audit Reports	Section 3.15
Barclays	Section 3.23
Certificate	Section 1.02(a)
Closing	Section 1.01(b)
Closing Date	Section 1.01(b)
COBRA	Section 3.18(g)
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(c)
Company Board	Section 1.05(a)
Company Board Recommendation	Section 3.02(c)
Company Capital Stock	Section 3.05(a)
Company Indebtedness	Section 7.06(a)
Company Material Contract	Section 3.16(a)
Company Permits	Section 3.13(c)
Company Preferred Stock	Section 3.05(a)
Company Restricted Stock	Section 1.05(c)
Company SEC Documents	Section 3.07(a)
Company Securities	Section 3.05(b)
Company Shareholder Approval	Section 3.02(a)
Company Shareholder Meeting	Section 7.01(a)
Company Stock Option	Section 1.05(b)
Company Subsidiary Securities	Section 3.06(b)
Confidentiality Agreement	Section 5.03(b)
Contingent Worker	Section 3.18(m)
Credit Agreement	Section 4.09
Credit Facility Termination	Section 7.06(a)
D&O Insurance	Section 5.06
Effective Time	Section 1.01(c)
Employee	Section 3.18(l)
Employee Plans	Section 3.18(a)
End Date	Section 9.01(b)
Financing	Section 4.09
Governmental Contracts	Section 3.13(e)
Health Information Laws	Section 3.13(g)
Indemnified Person	Section 6.02(a)
Insurance Policies	Section 3.25
internal controls	Section 3.07(g)
Material Provider Contracts	Section 3.14(a)
Maximum Amount	Section 5.06
Merger	Section 1.01(a)
Merger Consideration	Section 1.02(a)
Merger Subsidiary	Preamble

Term	Section
Negotiation Period	5.02(d)(ii)(2)
Option Consideration	Section 1.05(b)
Parent	Preamble
Parent Board	Section 4.02(c)
Paying Agent	Section 1.03(a)
Payment Fund	Section 1.03(a)
Payoff Amounts	Section 7.06(a)
Payoff Letters	Section 7.06(a)
Provider	Section 3.14(a)
Proxy Statement	Section 7.01(a)
Regulatory Filings	Section 3.15
Replaced Employee	Section 5.01(m)
Representatives	Section 3.22(b)
Series A Articles of Amendment	Section 3.05(a)
Series A Holders	Section 5.09
Series A Preferred Stock	Section 3.05(a)
Surviving Corporation	Section 1.01(a)
Tax Return	Section 3.17(m)
Taxes	Section 3.17(l)
Taxing Authority	Section 3.17(l)
Title Companies	Section 5.05
Titled Property	Section 5.05
Treasury Regulations	Section 3.17(n)
Uncertificated Share	Section 1.02(a)

SECTION 11.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. Any dollar threshold set further herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The terms “material,” “materiality,” or other similar qualifiers when used with respect to any Person or any of its Subsidiaries shall refer to such Person and its Subsidiaries, taken as a whole. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

HUMANA INC.

By:	/s/ Paul Kusserw
Name:	Paul Kusserow
Title:	Senior Vice President and Chief Strategy and Corporate Development Officer

MERGER SUBSIDIARY:

MINER ACQUISITION SUBSIDIARY, INC.

By:	/s/ Joan O. Lenahan
Name:	Joan O. Lenahan
Title:	Vice President and Secretary

COMPANY:

METROPOLITAN HEALTH NETWORKS, INC.

By:	/s/ Michael M. Earley
Name:	Michael M. Earley
Title:	Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]